Exhibit 10.1

U.S. $25,000,000

CREDIT AGREEMENT

dated as of August 12, 2005

among

NATIONAL R.V. HOLDINGS, INC.,

NATIONAL R.V., INC.,

and

COUNTRY COACH, INC.,

as the Borrowers,

VARIOUS LENDERS,

as the Lenders,

and

UPS CAPITAL CORPORATION,

as Agent for the Lenders

SECTION 3.10.2	Terms of Letters of Credit
SECTION 3.10.3	Drawings Under Letters of Credit.
SECTION 3.10.4	Letter of Credit Fees.
SECTION 3.10.5	Limitation of Liability With Respect to Letters of Credit
SECTION 3.11	Defaulting Lenders
ARTICLE 4 CONDITIONS TO LOANS
SECTION 4.1	Initial Loans and Letters of Credit
SECTION 4.1.1	Loan Documents
SECTION 4.1.2	Resolutions, Etc.
SECTION 4.1.3	Notes
SECTION 4.1.4	No Contest, Etc.
SECTION 4.1.5	Certificate as to Completed Conditions, Warranties, No Default, Etc.
SECTION 4.1.6	Compliance with Requirements of Law
SECTION 4.1.7	Opinions of Counsel
SECTION 4.1.8	Closing Fees, Expenses, Etc.
SECTION 4.1.9	Perfection
SECTION 4.1.10	Employment Agreements; Compensation
SECTION 4.1.11	Pension and Welfare Liabilities
SECTION 4.1.12	Insurance
SECTION 4.1.13	Financial Information, Etc.
SECTION 4.1.14	Review of Borrowers’ Operations
SECTION 4.1.15	[Intentionally not used]
SECTION 4.1.16	Material Contracts
SECTION 4.1.17	Letter to Accountants
SECTION 4.1.18	Affiliate Agreements
SECTION 4.1.19	Borrowing Base Certificate; Minimum Working Capital Facility Availability
SECTION 4.1.20	Real Estate
SECTION 4.1.21	[Intentionally not used]
SECTION 4.1.22	Other Documents, Certificates, Etc.
SECTION 4.2	Incremental Increases; All Loans and Letters of Credit
SECTION 4.2.1	Compliance with Warranties, No Default, Etc.
SECTION 4.2.2	Borrowing Request, Letter of Credit Request, Etc.
SECTION 4.2.3	Satisfactory Legal Form
SECTION 4.2.4	Margin Regulation
SECTION 4.2.5	Adverse Change
SECTION 4.2.6	Change in Law
ARTICLE 5 REPRESENTATIONS AND WARRANTIES, ETC.
SECTION 5.1	Organization, Power, Authority, Etc.
SECTION 5.2	Due Authorization
SECTION 5.3	Validity, Etc.
SECTION 5.4	Financial Information; Solvency
SECTION 5.5	Material Adverse Change
SECTION 5.6	Absence of Default

SECTION 5.7	Litigation, Legislation, Etc.
SECTION 5.8	Regulations T, U and X
SECTION 5.9	Government Regulation
SECTION 5.10	Taxes
SECTION 5.11	Pension and Welfare Plans
SECTION 5.12	Labor Controversies
SECTION 5.13	Ownership of Properties; Collateral
SECTION 5.14	Intellectual Property
SECTION 5.15	Accuracy of Information
SECTION 5.16	Insurance
SECTION 5.17	Indebtedness
SECTION 5.18	Environmental Matters
SECTION 5.19	No Burdensome Agreements
SECTION 5.20	Consents
SECTION 5.21	Contracts
SECTION 5.22	Employment Agreements
SECTION 5.23	Condition of Property
SECTION 5.24	Subsidiaries
SECTION 5.25	Trade Relations
SECTION 5.26	Leases
ARTICLE 6 COVENANTS
SECTION 6.1	Affirmative Covenants
SECTION 6.1.1	Financial Information, Etc.
SECTION 6.1.2	Maintenance of Corporate Existence, Etc.
SECTION 6.1.3	Foreign Qualification
SECTION 6.1.4	Payment of Taxes, Etc.
SECTION 6.1.5	Insurance
SECTION 6.1.6	Notice of Default, Litigation, Etc.
SECTION 6.1.7	Books and Records
SECTION 6.1.8	Maintenance of Properties, Etc.
SECTION 6.1.9	Maintenance of Licenses and Permits
SECTION 6.1.10	Employee Plans
SECTION 6.1.11	Compliance with Laws
SECTION 6.1.12	Real Estate
SECTION 6.1.13	Subsidiary Guaranty, etc.
SECTION 6.1.14	Inventory Appraisals
SECTION 6.2	Negative Covenants
SECTION 6.2.1	Business Activities
SECTION 6.2.2	Indebtedness
SECTION 6.2.3	Liens
SECTION 6.2.4	Financial Condition
SECTION 6.2.5	Capital Expenditures
SECTION 6.2.6	Investments
SECTION 6.2.7	Restricted Payments, Etc.
SECTION 6.2.8	Take or Pay Contracts; Sale/Leasebacks
SECTION 6.2.9	Consolidation, Merger, Subsidiaries, Etc.

SECTION 6.2.10	Asset Dispositions, Etc.
SECTION 6.2.11	Modification of Organic Documents, Etc.
SECTION 6.2.12	Transactions with Affiliates
SECTION 6.2.13	Inconsistent Agreements
SECTION 6.2.14	Change in Accounting Method
SECTION 6.2.15	Change in Fiscal Year End
SECTION 6.2.16	Compliance with ERISA
SECTION 6.2.17	Amendments to Certain Agreements
SECTION 6.2.18	Modification of Subordinated Debt
SECTION 6.2.19	Prohibition on Prepayment of Subordinated Debt
ARTICLE 7 EVENTS OF DEFAULT
SECTION 7.1	Events of Default
SECTION 7.1.1	Non-Payment of Obligations
SECTION 7.1.2	Non-Performance of Certain Covenants
SECTION 7.1.3	Defaults Under Other Loan Documents; Non-Performance of Other Obligations
SECTION 7.1.4	Bankruptcy, Insolvency, Etc.
SECTION 7.1.5	Breach of Warranty
SECTION 7.1.6	Default on Other Indebtedness, Etc.
SECTION 7.1.7	Failure of Valid, Perfected Lien
SECTION 7.1.8	Employee Plans.
SECTION 7.1.9	Judgments
SECTION 7.1.10	Loss of Permits, Etc.
SECTION 7.1.11	Delisting
SECTION 7.2	Action if Bankruptcy
SECTION 7.3	Action if Other Event of Default
SECTION 7.4	Application of Proceeds Following Default
ARTICLE 8 THE AGENT
SECTION 8.1	Actions
SECTION 8.2	Funding Reliance, Etc.
SECTION 8.3	Exculpation
SECTION 8.4	Successor
SECTION 8.5	Loans and other Transactions by the Agent and its Affiliates
SECTION 8.6	Credit Decisions
SECTION 8.7	Copies, Etc.
ARTICLE 9 MISCELLANEOUS
SECTION 9.1	Waivers, Amendments, Etc.
SECTION 9.2	Notices
SECTION 9.3	Costs and Expenses
SECTION 9.4	Indemnification
SECTION 9.5	Survival
SECTION 9.6	Severability
SECTION 9.7	Headings
SECTION 9.8	Counterparts, Effectiveness, Etc.
SECTION 9.9	Governing Law; Entire Agreement

SECTION 9.10	Successors and Assigns
SECTION 9.11	Sale and Transfers, Participations, Etc.
SECTION 9.12	Other Transactions
SECTION 9.13	Confidentiality
SECTION 9.14	Change in Accounting Principles
SECTION 9.15	Waiver of Jury Trial, Etc.
SECTION 9.16	Limitation of Liability
SECTION 9.17	Usury Savings Clause
SECTION 9.18	TM Services
ARTICLE 10 BORROWING AGENCY
SECTION 10.1	Borrowing Agency Provisions
SECTION 10.2	Waiver of Subrogation
SECTION 10.3	Patriot Act

SCHEDULES AND EXHIBITS

Schedules

Schedule I	Commitments

Schedule E-1	Locations of Inventory

Schedule 5.4	Financial Statement Compliance

Schedule 5.6	Compliance with Laws

Schedule 5.7	Litigation and Government Investigation

Schedule 5.11	Pension and Welfare Plans

Schedule 5.13	Existing Liens

Schedule 5.14	Intellectual Property

Schedule 5.16	Insurance

Schedule 5.21	Material Contracts

Schedule 5.22	Employment Contracts

Schedule 5.24	Subsidiaries

Schedule 5.26	Existing Leases

Exhibit A	Form of Working Capital Facility Note

Exhibit B	Form of Borrowing Request

Exhibit C	Form of Borrowing Base Certificate

Exhibit D	Form of Compliance Certificate

Exhibit E	Form of Continuation/Conversion Notice

Exhibit F	Form of Letter of Credit Request

Exhibit G	Form of Security Agreement

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 12, 2005 (this “Agreement”), is made among NATIONAL R.V. HOLDINGS, INC., a Delaware corporation (“Holdings”); NATIONAL R.V., INC., a California corporation (“NRV”); and COUNTRY COACH, INC., an Oregon corporation (“CCI”), Holdings, NRV and CCI hereinafter called, individually, a “Borrower” and, collectively with each other, the “Borrowers”), with Holdings as Borrowers’ representative acting on Borrowers’ behalf pursuant hereto (in such capacity, “Borrowers’ Representative”), the various lenders from time to time party hereto (the “Lenders”) and UPS CAPITAL CORPORATION, a Delaware corporation, as a Lender and as agent for the Lenders (in such capacity, the “Agent”).

W I T N E S S E T H:

RECITALS.

WHEREAS, Holdings is the sole shareholder and parent company of NRV and CCI; and

WHEREAS, Holdings, NRV and CCI are engaged in a common business enterprise in which extensions of credit to any one of them will result in direct and substantive economic benefit to each of them; and

WHEREAS, accordingly the Borrowers have applied jointly and severally to obtain from the Lenders a senior secured credit facility in an aggregate principal amount of up to Twenty Five Million Dollars ($25,000,000), subject to increase to up to Forty Million Dollars ($40,000,000) as provided herein; and

WHEREAS, the Lenders are willing, on the terms and conditions hereinafter set forth (including, without limitation, Articles 2 and 4), to extend such credit facility and make extensions of credit pursuant thereto; and

WHEREAS, the credit facility will be used in the manner described in Section 3.9 below;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.1         Defined Terms.  The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Debtor” means any Person who is or may become obligated to a Borrower under, with respect to, or on account of, an Account.

“Accounts” shall mean, for any Person, all “accounts” (as defined in the UCC) and all amounts payable to such Person, now or hereafter owned or acquired by such Person or in which such Person now or hereafter has or acquires any rights.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan).  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power:  (a) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of the Board of Directors of such Person; or (b) to direct or cause the direction of the management or policies of such Person whether by contract or otherwise; provided, however, that no Lender shall be deemed to be an Affiliate of any Borrower, and provided further, notwithstanding the foregoing, with respect to Holdings, “Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the general Rules and Regulations under the Securities Exchange Act of 1934.

“Agent” means UPSC, as agent for the Lenders pursuant to the terms of this Agreement, or such other Person as shall have subsequently been appointed as the successor agent pursuant to Section 8.4.

“Agreement” means this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect.

“Applicable Margin” shall have the meaning set forth in Section 3.4.

“Approval” means each and every approval, consent, filing and registration by or with any federal, state or other regulatory authority (domestic or foreign) necessary to authorize or permit the execution, delivery or performance of this Agreement, the Notes or any other Loan Document, the granting of any security contemplated hereby or thereby, the validity or enforceability hereof or thereof, or the consummation of the transactions contemplated by the Loan Documents.

“Assignment of Claims Act” means the federal Assignment of Claims Act of 1940, as it may be amended from time to time; together with all regulations promulgated from time to time with respect thereto.

“Authorized Officer” means, relative to any Loan Party, the chief executive officer, president, chief operating officer, chief financial officer, treasurer or chief accounting officer of such Loan Party (or other officer of such Loan Party approved by Agent for such purpose) whose signatures, incumbency and authority shall have been certified to the Agent and the Lenders pursuant to Section 4.1.2(a) or which are certified after the Closing Date in a certificate conforming to the requirements of Section 4.1.2(a).

“Base Rate” means a fluctuating rate of interest per annum equal to the higher of:

(a)           the Prime Rate; and

(b)           the Federal Funds Rate from time to time in effect plus one-half of one percent (0.50%) per annum.

Changes in the rate of interest on Base Rate Loans shall take effect on the date of each change in the Base Rate.

“Base Rate Loans” means Loans, or portions thereof, that bear interest on the basis of the Base Rate.

“Blocked Account Agreement” has the meaning assigned to it in Section 3.3.3.

“Board of Directors” means the board of director of a corporation or any comparable governing body of any entity that is not a corporation.

“Borrower” and “Borrowers” have the meaning set forth in the preamble to this Agreement.

“Borrowers’ Representative” has the meaning set forth in the preamble to this Agreement.

“Borrowing” means any group of Loans, or portions thereof, of the same type and, in the case of LIBOR Loans, having the same Interest Period, in each case made, converted or continued by the Lenders on the same Business Day pursuant to the same Borrowing Request or Continuation/Conversion Notice in accordance with Sections 3.1 or 3.4.2, respectively.

“Borrowing Base” shall mean a sum determined by Agent, in its credit judgment, from time to time, equal to: (i) up to eighty-five percent (85%) of the net dollar amount of Eligible Accounts as at the date of determination; plus (ii) up to fifty percent (50%) of the dollar amount of the Eligible Inventory, valued at the lower of cost (computed on a first-in- first-out (FIFO) basis in accordance with GAAP) or market value, at the date of determination, not to exceed, in any event as to Eligible Inventory, the lesser of (A) the Inventory Sublimit, or (B) then current borrowing availability under the Working Capital Facility Commitment Amount determined by reference to Eligible Accounts under clause (i) above without regard to Eligible Inventory; minus (iii) reserves established pursuant to Section 2.2.  Agent shall have the right to adjust the advance rates hereunder from time to time as it shall deem necessary or appropriate it in its credit judgment, including, without limitation, reductions in advance rates against Eligible Inventory determined by Agent to be necessary or appropriate following its receipt of results of collateral audits conducted pursuant to Section 6.1.7 or Inventory appraisals conducted pursuant to Section 6.1.14.

“Borrowing Base Certificate” means a certificate of an Authorized Officer of the Borrowers’ Representative in the form of Exhibit C attached hereto.

“Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrowers’ Representative in the form of Exhibit B attached hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank LIBOR market.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate Stock or other equity participations, including partnership interests and limited liability company membership interests, whether general or limited, voting or non-voting, of such Person, including any preferred Stock.

“Capitalized Lease Liabilities” means all monetary obligations of the Borrowers and their Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, are or would be classified as capitalized leases.

“Cash Equivalent Investment” means, at any time:

(c)           any direct obligation issued or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or issued by any state or political subdivision or public instrumentality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or (ii) which is subject to a repurchase agreement with any Lender or any Eligible Lending Institution exercisable within one year from the time of purchase so long as such direct obligation remains in the possession of a Borrower or in the possession of such Lender or Eligible Lending Institution and (iii) which, in the case of obligations of any state or political subdivision or public instrumentality thereof, is rated “AA” or better by Moody’s Investors Service, Inc. or the equivalent thereof by Standard & Poor’s Rating Services;

(d)           certificates of deposit, time deposits, demand deposits and bankers’ acceptances, having a remaining maturity at the time of purchase of not more than one year, issued by any Lender or by any Eligible Lending Institution;

(e)           corporate obligations rated Prime-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Corporation, having a remaining maturity at the time of purchase of not more than one year; and

(f)            shares of funds registered under the Investment Company Act of 1940, as amended, having assets of at least $100,000,000 which invest only in obligations described above and which shares are rated by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation in one of the two highest rating categories assigned by such agencies for obligations of such nature.

“Change in Control” means the occurrence of one or more of the following: (i) the consummation of any transaction the result of which is that any Person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act) (other than Permitted Holders) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act), directly or indirectly, of Voting Stock representing more than thirty percent (30%) of the voting power of the Voting Stock of Holdings; (ii) Holdings consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole to any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which the outstanding Voting Stock of Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of Holdings is converted into or exchanged for Voting Stock of the surviving or transferee corporation and the beneficial owners of the Voting Stock of Holdings immediately prior to such transaction own, directly or indirectly, Voting Stock representing not less than a majority of the voting power of the Voting Stock of the surviving or transferee corporation immediately after such transaction; (iii) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Holdings was approved by a vote of two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office, (iv) the approval by the holders of Capital Stock of Holdings of any plan or proposal for liquidation or dissolution of Holdings, (v) Holdings shall own or control less than one hundred percent (100%) of the issued and outstanding Capital Stock of each of NRV and CCI.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) (a) taxes at the time due and payable, and (b) levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the Borrowers’ and their Subsidiaries’ employees, payroll, income or gross receipts, (iv) the Borrowers’ and their Subsidiaries’ ownership or use of their assets, or (v) any other aspect of the Borrowers’ and their Subsidiaries’ respective businesses.

“Clearing Banks” has the meaning assigned to it in Section 3.3.3.

“Closing Date” means the date of this Agreement.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by a Borrower or any Subsidiary of a Borrower in and upon which a Lien is granted to the Agent, for its benefit and the ratable benefit of the Lenders, under any of the Loan Documents.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make Working Capital Facility Loans pursuant to Section 2.1 and to participate in Letters of Credit pursuant to Section 3.10.  Schedule I sets forth the Commitment of each Lender as of the Closing Date.

“Commonly Controlled Entity” means an entity, trade or business, whether or not incorporated, which is from time to time a member of a controlled group or a group under common control with a Borrower within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the IRC or Section 4001(a)(14) of ERISA.

“Compliance Certificate” means a certificate duly executed by an Authorized Officer of the Borrowers’ Representative in the form of Exhibit D attached hereto.

“Concentration Accounts” has the meaning assigned to it in Section 3.3.3.

“Condition Precedent Material Adverse Change” means (a) a material adverse change in the condition (financial or otherwise), operations, performance, business, properties or prospects of the Borrowers and their Subsidiaries, taken as a whole, which is reasonably likely to result in a decrease in the aggregate Net Worth of Borrowers and their Subsidiaries to an amount less than $50,000,000, or (b) a material adverse change in (i) the rights and remedies of the Lenders or the Agent under the Loan Documents, the ability of the Borrowers to repay the Obligations or the ability of any Loan Party to perform its obligations under the Loan Documents, (iii) the legality, validity or enforceability of any Loan Document or (iv) the Liens in the Collateral granted the Agent for its benefit and the ratable benefit of the Lenders pursuant to the Security Documents.

“Consolidated Capital Expenditures” means, for any period, without duplication, the sum of (a) the gross dollar amount of additions during such period to property, plant, equipment and other fixed assets of the Borrowers and their Subsidiaries, including those additions made in the ordinary course of business, plus (b) (to the extent not otherwise included in clause (a) of this definition) the aggregate amount of Capitalized Lease Liabilities incurred during such period by the Borrowers and their Subsidiaries, all as determined in accordance with GAAP.

“Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrowers’ Representative in the form of Exhibit E attached hereto.

“Contractual Obligation” means, relative to any Person, any provision of any security issued by such Person or of any Instrument or undertaking to which such Person is a party or by which it or any of its property is bound, excluding, in the case of any Loan Party, any Loan Document to which it is party.

“Default” means any condition that constitutes an Event of Default, or that, with the giving of any notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” has the meaning assigned to it in Section 3.11.

“Deposit Account” means any deposit account, as such term is defined in the UCC.

“Deposit Account Control Agreement” means any control agreement executed by and among a Loan Party, the Agent, for the benefit of itself and the Lenders, and the depository institution at which such Loan Party maintains a Deposit Account.

“Dollar” and the sign “$” mean lawful money of the United States.

“EBITDA” means, for any fiscal period, an amount equal to Net Income plus (to the extent deducted in determining Net Income) Interest Expense, provisions for income taxes, depreciation and amortization of intangible assets for the Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Eligible Account” means that portion of each Borrower’s Accounts consisting of trade accounts receivable actually billed to, and owing to such Borrower by, its Account Debtors in the ordinary course of its business (net of any rebates with respect to the invoice applicable to any Account), which Agent, in its credit judgment, has determined to be eligible for credit extensions hereunder excluding, however, in any event, unless otherwise approved by Agent, in its credit judgment, any such Account:  (i) with respect to which any portion thereof is more than ninety (90) days past invoice date; (ii) which is owing by any Affiliate of such Borrower; (iii) which is owing by any Account Debtor having twenty-five percent (25%) or more in face value of its then existing accounts with one or more Borrowers ineligible hereunder pursuant to the operation and effect of clause (i) above; (iv) which arises from any contract on which such Borrower’s performance is assured by a performance, completion or other bond; (v) constituting retainage which has been withheld from such Borrower pending contract completion, to the extent thereof; (vi) constituting a service, warranty or similar charge, to the extent thereof; (vii) which is evidenced by a promissory note, other instrument or chattel paper; (viii) which represents an accord and satisfaction in respect of any prior account receivable; (ix) the assignment of which is subject to any requirements set forth in the Assignment of Claims Act (unless and except to the extent that such Borrower has complied therewith to Agent’s satisfaction); (x) which does not conform in any respect to the warranties and representations set forth in the Loan Documents in respect of Accounts; (xi) which is owing by any Account Debtor (excepting, however, Lazydays RV) whose accounts in face amount with one or more Borrowers exceed twenty percent (20%) of all Borrowers’ Eligible Accounts, but only to the extent of such excess; (xii) which is owing by, billed to or paid by any Account Debtor not located in the United States of America (unless and except to the extent that it is backed by a letter of credit issued to such Borrower as beneficiary by or through a bank headquartered in the United States which is acceptable to Agent), (xiii) as to which a duly perfected, first priority security interest does not exist at any time in favor of Agent for the ratable benefit of itself and the Lenders, (xiv) which is subject to any Liens other than as described in the preceding clause (xiii) and junior Liens permitted by Section 6.2.3; (xv) as to which any counterclaim, defense, setoff, deduction or contra-account exists, to the extent thereof; or (xvi) which has otherwise been determined by Agent in its credit judgment not to be an “Eligible Account” for purposes hereof.

“Eligible Inventory” shall mean that portion of the Inventory consisting of (A) raw materials, (B) chassis, (C) if Agent elects in its credit judgment following completion of a field exam pursuant to Section 6.1.7, Final Stage Work-in-Process Inventory and (D) new, saleable finished goods inventory of a Borrower, in each case which Agent, in its credit judgment, has determined to be eligible for credit extensions hereunder, excluding, however, in any event, unless otherwise approved by Agent, in its credit judgment, any such Inventory which (i) is not at all times subject to a duly perfected, first priority security interest in favor of Agent, for the ratable benefit of itself and Lenders; (ii)  is subject to any Liens other than as described in the preceding clause (i) and junior Liens permitted by Section 6.2.3; (iii) is not in good and saleable condition; (iv) is on consignment from, or is subject to any purchase money security interest in favor of, any supplier (unless and except to the extent that a reserve has been imposed in respect of, and in the amount of, such supplier’s claim); (v) constitutes returned, repurchased, repossessed, damaged or slow-moving goods (inventory that is more than twelve (12) months old); (vi) does not conform in all respects to the warranties and representations set forth in the Loan Documents in respect of Inventory; (vii) is subject to a negotiable document of title (unless issued or endorsed to Agent); (viii) is subject to any license or other agreement that limits or restricts such Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory; (ix) is not located at one of the locations in the United States set forth in Schedule E-1 hereto, (x) is located on real property leased by a Borrower, in a contract warehouse, or is in the possession of a third party, in each case, unless it is subject to a landlord’s waiver, warehousemen’s agreement, bailee agreement, or similar agreement, in each case in form and substance satisfactory to Agent, executed by the landlord, warehouseman, bailee, or other third party, as the case may be, or Agent has established a rent or other appropriate reserve, in its discretion, with respect to such Inventory; and (xi) has otherwise been determined by Agent in its credit judgment to be excluded from “Eligible Inventory” for purposes hereof.

“Eligible Lending Institution” means a financial institution having a branch or office in the United States and having capital and surplus and undivided profits aggregating at least $100,000,000 and rated Prime-1 or better by Moody’s Investors Service, Inc. or A-1 or better by Standard & Poor’s Corporation.

“Environment” means soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Environmental Laws” means all federal, state, local and foreign laws or regulations, codes, common law, consent agreements, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution or protection of the Environment, natural resource or occupational health and safety.

“Environmental Liabilities and Costs” means all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, settlement costs, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, any Environmental Law, permit, order, variance or agreement with a Governmental Authority or other Person, arising from or related to the administration of any Environmental Law or arising from environmental, health or safety conditions or a release or threatened release resulting from the past, present or future operations of the Borrowers or any of their Subsidiaries or affecting any of their properties, or any release or threatened release for which any Borrower or any of its Subsidiaries is otherwise responsible under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to Sections of ERISA also refer to any successor sections.

“Event of Default” means any of the events set forth in Section 7.1.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to:

(a)           the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b)           if such rate is not so published for any day which is a Business Day, the arithmetic average of the quotations for such transactions received by the Agent, in its sole discretion, either from (i) three (3) federal funds brokers of recognized standing selected by the Agent in its sole discretion or (ii) the Bank of America, N.A., J.P. Morgan Chase Bank and Wachovia Bank, N.A.

“Fee Letter” means that certain confidential letter agreement dated between the Agent and the Borrowers’ Representative, dated on or prior to the Closing Date.

“Final Stage Work-in-Process Inventory”  means motor coaches which are at least ninety percent (90%) complete.

“Financing Statements” means the UCC-1 financing statements filed with respect to the Security Documents pursuant to Section 4.1.9.

“Fiscal Month” means any fiscal month of a Fiscal Year.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means, subject to Sections 6.2.15 and 9.14, each twelve (12) month accounting period of the Borrowers ending on December 31.

“Fixed Charge Coverage Ratio” means, for any fiscal period, the ratio of (a) EBITDA for such period minus Consolidated Capital Expenditures for such period to (b) Fixed Charges for such period.

“Fixed Charges” means, for any period, the sum of (a) Interest Expense for such period, plus (b) scheduled principal repayments of Indebtedness (including, without limitation, scheduled payments of principal in respect of Capitalized Lease Liabilities) of the Borrowers and their Subsidiaries for such period, plus, (c) provisions for income taxes made by the Borrowers and their Subsidiaries for such period plus (d) dividends and distributions paid by the Borrowers during such period, determined on a consolidated basis in accordance with GAAP.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System (or any successor).

“Funded Debt”  means Indebtedness of any Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from such date but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or that arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including, without limitation, all amounts of Funded Indebtedness of such Person required to be paid or prepaid within one year from the date of determination.  For purposes hereof, in the case of Borrowers, the term “Funded Debt” shall include, without limitation, all Loans.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means each Subsidiary Guarantor (if any) and any other Person who now or hereafter becomes a party to a Guaranty Agreement with respect to the Obligations.

“Guaranty Agreement” means, individually and collectively, any Subsidiary Guaranty and any other guaranty of the Obligations now or hereafter made by any other Person in favor of the Agent and the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular section, subsection, clause or provision of this Agreement or such other Loan Document.

“including” means including without limiting the generality of any description preceding such term.

“Incremental Increase” has the meaning set forth in Section 2.3.

“Indebtedness” of any Person means, without duplication,

(a)           all obligations of such Person for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid;

(b)           all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)           all Capitalized Lease Liabilities of such Person (to the extent required by GAAP to be included on the balance sheet of such Person);

(d)           whether or not so included as liabilities in accordance with GAAP:

(i)            all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business) and Indebtedness secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; and

(ii)           all obligations of such Person in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, Indebtedness of another Person of the type described in clause (a), (b), (c) or (d)(i), above, or clause (e) below;

(e)           all obligations of such Person to redeem, purchase or otherwise retire or extinguish any of its Stock at a fixed or determinable date (whether by operation of a sinking fund or otherwise), at another’s option or upon the occurrence of a condition not solely within the control of such Person (e.g., redemption from future earnings).

“Indemnified Liabilities” means any and all actions, causes of action, suits, losses, costs, liabilities, damages and expenses incurred by or asserted or awarded against any Lender Party and against which the Borrowers have indemnified the Lender Parties as provided in Section 9.4.

“Insolvency” or “Insolvent” means, at any particular time, a Multiemployer Pension Plan is insolvent within the meaning of Section 4245 of ERISA.

“Instrument” means any contract, agreement, letter of credit, indenture, mortgage, warrant, deed, certificate of title, document or writing (whether by formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, any Lien (or right or interest therein) is granted or perfected, or any property (or right or interest therein) is conveyed.

“Intellectual Property” means, collectively, (a) patents, patent rights and patent applications, copyrights and copyright applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, applications for registration of trademarks, trade names and service marks, fictitious names registrations and trademarks, trade name and service mark registrations, domain names and domain name registration agreements, and (b) patent licenses, trademark licenses, copyright licenses and other licenses to use any of the items described in clause (a), and any other similar items necessary to conduct or operate the business of a Borrower and its Subsidiaries.

“Interest Expense” means, for any fiscal period, the interest expense accrued during such period in respect of Indebtedness of the Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, relative to any LIBOR Loans comprising part of the same Borrowing, the period beginning on (and including) the date on which such LIBOR Loans are made or continued as, or converted into, LIBOR Loans pursuant to Section 3.1 or Section 3.4.2 and ending on (but excluding) the date which numerically corresponds to such date one (1), three (3) or six (6) months thereafter (or, if such month has no numerically corresponding date, on the last Business Day of such month), in either case as the Borrowers Representative may select in its relevant notice pursuant to Section 3.1 or Section 3.4.2; provided, however, that:

(a)           the Borrowers Representative shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five (5) different dates;

(b)           if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding date); and

(c)           no such Interest Period with respect to Working Capital Facility Loans may end later than the Working Capital Facility Maturity Date.

“Internal Revenue Service” means the Internal Revenue Service of the United States of America (and its successors).

“Inventory” means all “inventory” (as defined in the UCC), now or hereafter owned or acquired by a Person or in which a Person now or hereafter has or acquires any rights, wherever located, and, in any event, shall mean and include, without limitation, all raw materials, packaging materials inventory and other materials and supplies, work in process, finished goods, and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto.

“Inventory Sublimit” means Fifteen Million Dollars ($15,000,000), initially, subject to increase as provided in Section 2.3.

“Investment” means, relative to any Person:  (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (b) any ownership or similar interest held by such Person in any other Person; and (c) the purchase of any debt or equity securities or instruments issued by any other Person (including, without limitation, Stock, notes, debentures, drafts and acceptances, trust certificates, partnership interests or units or membership interests in limited liability companies).  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to Sections of the IRC also refer to any successor sections.

“Junction City Property” means that certain real property that comprises approximately 74 acres located adjacent to 135 E. First Avenue, Junction City, Oregon 97448.

“Lender” means UPSC and any other of the various lenders as are, or may become, parties to this Agreement as “Lenders” hereunder from time to time.

“Lender Default” has the meaning assigned to it in Section 3.11.

“Lender Parties” means, collectively, the Agent and each Lender, and each of their respective successors and assigns, and each of the respective officers, directors, employees, attorneys and agents of the Agent and each Lender and each of their respective successors and assigns, indemnified by the Borrowers as provided in Section 9.4.

“Letter of Credit” means an irrevocable standby or commercial letter of credit issued by an issuing bank selected by Agent for the account of a Borrower or one of its Subsidiaries pursuant to Section 3.10.

“Letter of Credit Obligation” means, in respect of each Letter of Credit, the undrawn face amount of such Letter of Credit, plus the amount of all drawings under such Letter of Credit for which any Lender has not been reimbursed by the Borrowers pursuant hereto.

“Letter of Credit Sub-Facility” means the letter of credit facility provided by the Lenders to the Borrowers pursuant to Section 2.1.2 and Section 3.10.

“Letter of Credit Sub-Facility Amount” means Eight Million Dollars ($8,000,000).

“Letter of Credit Request” means a request and certificate for the issuance of a Letter of Credit, duly executed by an Authorized Officer of the Borrowers’ Representative in the form of Exhibit F, delivered to the Agent pursuant to Section 3.10.1, together with the letter of credit application accompanying such request.

“Leverage Ratio” means, as of any date, the ratio of (a) Funded Debt as of such date to (b) EBITDA for the period of twelve consecutive months most recently ending on or prior to such date.

“LIBOR Base Rate” means, with respect to any Interest Period, the interest rate published for such period under the “Money Rates” section of The Wall Street Journal on the date which is two (2) Business Days prior to the commencement of such Interest Period as the London Interbank Offered Rate (LIBOR) for such period.  If The Wall Street Journal shall cease to publish such rate (or itself to be published ) then “LIBOR Base Rate” shall be determined by such comparable method as Agent shall select in its credit judgment.

“LIBOR Loans” means Loans, or portions thereof, that bear interest on the basis of the LIBOR Rate.

“LIBOR Rate” means, with respect to any Borrowing of LIBOR Loans for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) determined by the Agent to be equal to (i) the LIBOR Base Rate for such Borrowing for such Interest Period divided by (ii) one (1) minus the Reserve Requirement.  The LIBOR Rate for any Interest Period will be determined initially by the Agent on the basis of the Reserve Requirement in effect on the date two (2) Business Days prior to the commencement of such Interest Period and, from time to time thereafter during such Interest Period, such LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement during such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or otherwise), adverse claim or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

“Loan Documents” means, collectively, this Agreement, the Notes, each Security Document, the Fee Letter, each Guaranty Agreement (if any), each Borrowing Request, each Borrowing Base Certificate, and each other Instrument executed and delivered by any Loan Party, on or prior to the date hereof or at any time hereafter, in connection with the transactions contemplated by this Agreement, in each case, as amended, modified or supplemented from time to time.

“Loan Party” means any of the Borrowers, each Borrower’s Subsidiaries (if any) and any Affiliate of any of them which is a party to any of the Loan Documents at any time.

“Loans” means the Working Capital Facility Loans made to the Borrowers pursuant to Section 2.1.1.

“Loss” means any loss, damage, destruction, theft, or seizure of, or any other casualty with respect to, or any condemnation of, any property or asset of any Loan Party in an amount in excess of Five Hundred Thousand Dollars ($500,000) individually or One Million Dollars ($1,000,000) in the aggregate for any Fiscal Year; and the “amount” of any Loss means the greater of (i) the cost to repair or replace the property or asset that was the subject of such Loss and (ii) the amount of insurance proceeds or condemnation awards payable as a result of such Loss.

“Material Adverse Change” means a material adverse change in (a) the condition (financial or otherwise), operations, performance, business, properties or prospects of the Borrowers and their Subsidiaries, taken as a whole,  (b) the rights and remedies of the Lenders or the Agent under the Loan Documents,  (c) the ability of the Borrowers to repay the Obligations or the ability of any Loan Party to perform its obligations under the Loan Documents, (d) the legality, validity or enforceability of any Loan Document or (e) the Liens in the Collateral granted the Agent for its benefit and the ratable benefit of the Lenders pursuant to the Security Documents.

 “Material Contract” has the meaning set forth in Section 5.21.

“Maturity” means relative to any Working Capital Facility Loan or portion thereof, the earlier of the Working Capital Facility Maturity Date or such other date when such Working Capital Facility Loan or portion thereof shall be or become due and payable in accordance with the terms of this Agreement, whether by required repayment, prepayment, declaration, acceleration or otherwise.

“Maximum Lawful Rate” shall have the meaning set forth in Section 9.17.

“Minimum Excess Availability” shall mean $5,000,000, provided that such amount shall be automatically increased proportionally concurrently with any Incremental Increase.

“Monthly Payment Date” means the first day of each calendar month or, if such day is not a Business Day, the immediately preceding Business Day.

“Multiemployer Pension Plan” means a Multiemployer Plan which is subject to Subtitle E of Title IV of ERISA.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Disposition Proceeds” means, with respect to any sale or disposition of any asset, (A) the gross cash proceeds received from such sale or disposition minus (B) the sum of (x) all reasonable out-of-pocket fees and expenses incurred in connection with such sale or disposition plus (y) all taxes incurred in connection with such sale or disposition.

“Net Income” means, as to any Person for any fiscal period, the net income (or loss) of such Person for such period, determined in accordance with GAAP, but excluding extraordinary gains or losses for such period.

“Net Indebtedness Proceeds” means, with respect to the issuance or incurrence by any Loan Party of any Indebtedness, the excess of: (a) the gross cash proceeds received by such Loan Party from such Indebtedness, minus (b) all reasonable out-of-pocket fees and expenses incurred in connection therewith.

“Net Securities Proceeds” means, with respect to the issuance or sale by any Loan Party of any securities representing Stock of such Loan Party, the excess of (a) the gross cash proceeds received by such Loan Party from such issuance and sale, minus (b) all reasonable out-of-pocket fees and expenses incurred in connection with such issuance and sale and paid or payable to Persons that are not Affiliates of any Loan Party.

“Net Worth” means, at a particular date, (a) the aggregate amount of all assets of Borrowers and their Subidiaries on a consolidated basis as may properly be classified as such in accordance with GAAP, less (b) the aggregate amount of all liabilities of the Borrowers and their Subsidiaries on a consolidated basis as may properly be classified as such in accordance with GAAP.

“Non-Defaulting Lender” has the meaning assigned to it in Section 3.11.

“Notes” means, collectively, the Working Capital Facility Notes.

“Obligations” means all obligations of each and every Loan Party with respect to the payment or performance of any obligations (monetary or otherwise) of such Loan Parties arising under or in connection with this Agreement, the Notes or any other Loan Document.

“Organic Document” means, relative to any Person, its articles or certificate of incorporation or certificate of limited partnership or organization, its bylaws, partnership or operating agreement or other organizational documents, and all stockholders agreements, voting trusts and similar arrangements applicable to any of its Stock, partnership interests, membership interests or other ownership interests, in each case, as amended.

“OSHA” means the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Participant” means the banks or other entities that purchase participating interests in any Loan, Note, Commitment or other interest hereunder, as provided in subsection (a) of Section 9.11.

“Patent Security Agreement” means that certain Patent Security Agreement, dated as of the Closing Date, made by a Loan Party in favor of the Agent, for its benefit and for the ratable benefit of the Lenders, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any Plan which is subject to the provisions of Title IV of ERISA, or to the provisions of Section 302 of ERISA or Section 412 of the IRC.

“Perfection Certificate” means that certain Perfection Certificate executed by the Borrowers Representative and delivered to Agent in connection with the transactions contemplated herein.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means, at a particular time, any employee benefit plan (within the meaning of Section 3(3) of ERISA), which is covered by ERISA and in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Default Rate” means the sum of (i) the highest contract rate per annum applicable to any Loans from time to time pursuant hereto, plus (ii) two percent (2.00%) per annum.

“Prime Rate” shall mean the interest rate published under the “Money Rates” section of The Wall Street Journal (on each day on which it is published) as the “prime rate” on such day, as such rate may change from time to time; provided, however, that if The Wall Street Journal shall cease to publish such rate (or itself to be published); then, the “Prime Rate” shall be the highest among the prime or base rates then publicly announced by Bank of America, N.A., J.P. Morgan Chase Bank and Wachovia Bank, N.A. (or their respective successors-in-interest).

“Projections” means, collectively, the projected balance sheets, statements of operations and changes in cash flows of the Borrowers and their Subsidiaries for the Fiscal Years 2005 through 2008 inclusive, delivered to Agent from time to time, prepared by the Borrowers on a monthly basis for the first year and on an annual basis, together with supporting details and a statement of underlying assumptions.

“Purchase Money Indebtedness” means Indebtedness incurred to finance part or all of (but not more than) the purchase price of equipment in which neither a Borrower nor any of its Subsidiaries had an interest at any time prior to such purchase.

“Purchasing Lender” means any Person purchasing all or any part of the rights and obligations under this Agreement and the Notes of any Lender in accordance with Section 9.11.

“Register” has the meaning assigned to it in Section 9.11(c).

“Regulatory Change” means, as to any or all of the Lenders or the Agent, any change (including, without limitation, any change in the interpretation) occurring after the Closing Date in, or the adoption after the Closing Date of, (i) any United States federal or state law or foreign law applicable to the Agent or such Lender, or (ii) any regulation, interpretation, directive, guideline or request (whether or not having the force of law) applicable to the Agent or such Lender of any court or Governmental Authority charged with the interpretation or administration of any law referred to in clause (i) or of any central bank or fiscal, monetary or other authority having jurisdiction over the Agent or a Lender.

“Reorganization” means with respect to any Multiemployer Pension Plan, the condition that such plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” means (i) a reportable event described in Section 4043 of ERISA and regulations thereunder (other than any Reportable Event described in Section 4043(c)(2) or (7) for which notice is waived), (ii) a withdrawal by a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA) from a Single Employer Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, or (iii) a cessation of operations at a facility causing more than twenty percent (20%) of participants under a Single Employer Plan to be separated from employment, as referred to in Section 4062(e) of ERISA.

“Required Lenders” means, (a) Lenders having, in the aggregate, fifty-one percent (51%) or more of the aggregate Commitments or (b) if the Commitments shall have been terminated, whether pursuant to this Agreement or otherwise, Lenders having, in the aggregate, fifty-one percent (51%) or more of the aggregate of the outstanding principal amount of the Loans.  Notwithstanding the foregoing, during any period in which there are less than three (3) Lenders, “Required Lenders” shall mean all Lenders.

“Requirements of Law” means, as to any Person, the Organic Documents of such Person, and all federal, state and local laws, rules, regulations, orders, decrees or other determinations of an arbitrator, court or other Governmental Authority, including all disclosure and other requirements of ERISA, the requirements of Environmental Laws and environmental permits, the requirements of OSHA, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, relative to any Interest Period for any LIBOR Loans, from time to time during such Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “LIBOR Liabilities”, as currently defined under Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Schedule” means each Schedule attached hereto, as each may be amended, supplemented or otherwise modified from time to time by the Borrowers with the consent of the Required Lenders as provided in Section 4.2.2.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, in the form of Exhibit G attached hereto, made by the Borrowers in favor of the Agent, for its benefit and for the ratable benefit of the Lenders, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, any Subsidiary Pledge Agreement, any Subsidiary Security Agreement,  any Trademark Security Agreement, any Patent Security Agreement, the Financing Statements, the Perfection Certificate, each of the Deposit Account Control Agreements, the Blocked Account Agreement, and each other Instrument at any time delivered in connection with the foregoing to secure the Obligations.

“Senior Financial Officer” shall mean the treasurer or chief financial officer of a Person.

“Settlement Date”, in respect of settlements among Lenders, if UPSC is not the only Lender, shall mean the Closing Date and thereafter Wednesday of each calendar week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is greater than the total amount of liabilities, including contingent and unliquidated liabilities, of such Person, (ii) such Person is able to pay all liabilities of such Person as they mature, and (iii) such Person does not have unreasonably small capital with which to carry on its business.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means all shares of capital stock of or in a Person which is a corporation, whether voting or non-voting, and including common stock and preferred stock, all membership or other equity interests of or in a Person which is a limited liability company, all partnership and other equity interests of or in a Person which is a partnership, and all similar equity and other interests of or in any other Person.

“Subordinated Debt” shall mean any Indebtedness owing by a Borrower from time to time which has been subordinated to the Obligations pursuant to a Subordination Agreement.

“Subordination Agreement” shall mean an agreement in form and substance satisfactory to Agent and the Required Lenders among one or more Borrowers, Lenders, Agent and any other creditor of such Borrower or Borrowers pursuant to which such other creditor shall agree to subordinate Indebtedness of such Borrower or Borrowers owing to it to the Obligations.

“Subsidiary” of any corporation means any other corporation, partnership or limited liability company of which greater than fifty percent (50%) of the outstanding shares of Stock or other ownership interests having ordinary voting power for the election of directors (or others serving equivalent functions) is owned directly or indirectly by such corporation.  Except as otherwise indicated herein, references herein and in the Loan Documents to “Subsidiaries” shall refer to Subsidiaries of each Borrower or all Borrowers, as the case may be.

“Subsidiary Guarantor” means each Subsidiary of any Borrower which on the Closing Date or subsequent thereto executes in favor of the Agent and the Lenders a Subsidiary Guaranty.

“Subsidiary Guaranty” means each guaranty of the Obligations which on the Closing or subsequent thereto may be executed by a Subsidiary Guarantor in favor of the Agent and the Lenders, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Pledge Agreement” means a pledge agreement to secure the obligations of the Subsidiary Guarantors under the Subsidiary Guaranty, which on the Closing Date or subsequent thereto may be executed by a Subsidiary Guarantor in favor of the Agent, for its benefit and for the ratable benefit of the Lenders, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Security Agreement” means a security agreement or a supplement to the Security Agreement, to secure the obligations of a Subsidiary Guarantor under its Subsidiary Guaranty, which on the Closing Date or subsequent thereto may be executed by a Subsidiary Guarantor in favor of the Agent, for its benefit and for the ratable benefit of the Lenders, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Taxes” means all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its Net Income and franchise taxes imposed on it.

“Termination Fee” means the fee payable by the Borrowers to the Lenders prior to or concurrently with any early termination by the Borrowers of the Commitment as required under Section 3.3.2.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the Closing Date, made by a Loan Party in favor of the Agent, for its benefit and for the ratable benefit of the Lenders, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Transfer Supplement” means a Transfer Supplement in substantially the form of Exhibit H attached hereto.

“UCC” means the Uniform Commercial Code of the State of Georgia, as in effect from time to time

“United States” or “U.S.” means the United States of America, its constituent States and the District of Columbia.

“Unused Amount” shall have the meaning set forth in Section 2.4(c).

“UPSC” means UPS Capital Corporation, a Delaware corporation, and its successors and assigns.

“Voting Stock” means, with respect to any Person, Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Working Capital Facility Availability” means, on any date, an amount equal to (a) the lesser of (i) the Working Capital Facility Commitment Amount or (ii) the Borrowing Base minus (b) the then aggregate outstanding principal amount of Working Capital Facility Loans minus (c) the then aggregate outstanding amount of Letter of Credit Obligations.

“Working Capital Facility Commitment Amount” means Twenty-Five Million Dollars ($25,000,000), as such amount may be increased from time to time pursuant to Section 2.3.

“Working Capital Facility Loan” means, relative to any Lender, any Loan made by such Lender to the Borrower pursuant to Section 2.1.2.

“Working Capital Facility Maturity Date” means the earliest to occur of:

(a)                                  the third (3rd) anniversary of the Closing Date;

(b)                                 immediately and without further action, the date on which any Event of Default described in Section 7.1.4 occurs;

(c)                                  the date on which any Event of Default other than an Event of Default described in Section 7.1.4 shall have occurred and be continuing and either:

(i)            any Loans are declared to be due and payable pursuant to Section 7.3; or

(ii)           in the absence of such declaration, the Agent, acting at the direction of the Required Lenders, shall give notice to Borrower that the Commitments shall have been terminated; and

(d)                                 the date on which a Change in Control occurs.

“Working Capital Facility Note” means the promissory note of the Borrower, dated the date hereof, and substantially in the form of Exhibit A attached hereto, as amended, restated, supplemented or otherwise modified from time to time, and shall also refer to all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Working Capital Facility Percentage” means, as to any Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the aggregate amount of the Commitments of all Lenders.

“written” or “in writing” means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

SECTION 1.2         Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Schedules and each Note, Borrowing Request, Compliance Certificate, the Borrowing Base Certificate, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3         Cross-References.  Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and unless otherwise specified, references in any Article, Section, or definition to any subsection or clause are references to such subsection or clause of such Section, Article or definition.

SECTION 1.4         Accounting and Financial Determinations.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP consistently applied in accordance with historical practices.

ARTICLE 2
COMMITMENTS

SECTION 2.1         Commitment.  Subject to the terms and conditions of this Agreement (including Article 4), each Lender agrees to provide its Commitment; as more fully described in this Section 2.1.

SECTION 2.1.1      Commitments.  Subject to the limitations set forth in this Agreement, from time to time on any Business Day occurring during the period commencing on the Closing Date to, but excluding, the Working Capital Facility Maturity Date, each Lender severally will make its Working Capital Facility Percentage of any Borrowing of Working Capital Facility Loans on such Business Day as the Borrowers’ Representative shall request on behalf of itself and the other Borrowers in accordance with Section 3.1 and shall arrange for the issuance of Letters of Credit as the Borrowers’ Representative shall request on behalf of itself and the other Borrowers in accordance with Section 3.10.  Subject to the terms hereof, the Borrowers’ Representative may, on behalf of itself and the other Borrowers, from time to time borrow, repay, and reborrow Working Capital Facility Loans pursuant to the Commitments.

SECTION 2.1.2      Agent and Lenders Not Required to Extend Credit under Commitments.  The Agent and the Lenders shall not be required to make any Working Capital

Facility Loan or issue or cause the issuance of any Letter of Credit if, after giving effect thereto, the then aggregate outstanding principal amount of all Working Capital Facility Loans plus the outstanding amount of all Letter of Credit Obligations would exceed the lesser of (i) the Working Capital Facility Commitment Amount or (ii) the Borrowing Base.  The Agent and the Lenders shall not be required to issue or cause the issuance of any Letter of Credit if, after giving effect thereto, the then aggregate outstanding amount of all Letter of Credit Obligations would exceed the Letter of Credit Sub-Facility Amount.

SECTION 2.2         Establishment of Reserves  The Agent shall have the right to establish, and the Agent shall, at the request of the Required Lenders establish, in such amounts, and with respect to such matters, as the Agent or Required Lenders, based on the Agent’s or Required Lenders’ good faith credit judgment, shall deem necessary or appropriate, reserves with respect to (i) Charges and Liens; (ii) Environmental Liabilities and Costs, (iii) sums as to which the Agent and the Lenders are permitted to make Working Capital Facility Loans on the Borrowers’ behalf under Section 3.3.5 of this Agreement; (iv) Accounts for which the Agent, based on its customary credit decisions, reasonably determines that the prospect of payment or performance is impaired or that there is a reasonable probability that such Account will not be paid, (v) Requirements of Law, (vi) reductions in Inventory liquidation value as determined by Agent following its receipt of the results of any collateral audit pursuant to Section 6.1.7 or Inventory appraisal pursuant to Section 6.1.14, and (vii) such other matters, events, conditions or contingencies as to which the Agent or Required Lenders, based on the Agent’s or Required Lenders’ credit considerations, determines reserves should be established from time to time hereunder in the Agent’s or Required Lenders’ credit judgment.

SECTION 2.3         Increase in Working Capital Facility Commitment Amount.  Borrowers’ Representative may at any time or from time to time after the Closing Date, by written notice to Agent, request one or more increases in the Working Capital Commitment Amount and corresponding pro rata increases in the Inventory Sublimit (collectively, “Incremental Increases”); provided, however, that (a) each Incremental Increase in the Working Capital Facility Amount shall be in the amount of Five Million Dollars ($5,000,000) or a multiple of Five Million Dollars ($5,000,000), (b) the total amount of Incremental Increases in the Working Capital Facility Commitment Amount during the term of this Agreement shall not exceed Fifteen Million Dollars $15,000,000), (c)  Lenders shall have consented to the requested Incremental Increase and shall have agreed to make the requested Incremental Increase available to Borrowers on a pro rata basis,  and (d) the conditions set forth in Sections 4.2.1, 4.2.3, 4.2.4, 4.2.5 and 4.2.6 shall be satisfied.  If the conditions set forth in the preceding sentence are satisfied, the Agent shall determine the effective date of the Incremental Increase and on such date (a) the Working Capital Facility Commitment Amount shall be increased by the amount of the Incremental Increase, (b) the Inventory Sublimit shall be increased on a pro rata basis with the increase in the Working Capital Facility Commitment Amount, (c) the Commitments of Lenders shall be increased on a pro rata basis by the amount of the Incremental Increase, (d) Borrowers shall deliver to each Lender a Note in the amount of such Lender’s adjusted Commitment, (e) Borrowers shall pay to each Lender the fee payable to it pursuant to Section 2.4(b), (f) Borrowers shall join with the Agent and Lenders in the execution of such amendments as the Agent shall determine to be necessary or appropriate in connection with such Incremental Increase and (g) Borrowers shall deliver to the Agent resolutions of their respective Boards of Directors certified by a secretary or assistant secretary of each Borrower authorizing

Borrowers to obtain the subject Incremental Increase and to execute and deliver the Notes and other Loan Documents required hereby in regard thereto, as well as an opinion of Borrowers’ counsel as to the due execution,  authorization and delivery and enforceability of such Notes and other Loan Documents as to such other matters as the Agent shall request, each to be in form and substance satisfactory to the Agent..

SECTION 2.4         Certain Fees.

(a)         The Borrowers agree to pay to each Lender which is a party to this Agreement on the Closing Date a non-refundable commitment fee equal to such Lender’s Working Capital Facility Percentage of three hundred seventy-five one-thousandths of one percent (.375%) of the Working Capital Facility Commitment Amount.  The commitment fee described in this subsection (a) shall be payable by the Borrowers on the Closing Date.

(b)         The Borrowers agree to pay to each Lender a non-refundable increase fee equal to one-fourth of one percent (.25%) of such Lender’s portion of each Incremental Increase pursuant to Section 2.3.  Such fee shall be payable by the Borrowers on the effective date of an Incremental Increase.

(c)         The Borrowers agree to pay to each Lender a nonrefundable unused commitment fee equal to such Lender’s Working Capital Facility Percentage of one-fourth of one percent (25%) per annum of the amount by which (A) the Working Capital Facility Commitment Amount exceeds (B) the aggregate outstanding principal amount of all Working Capital Facility Loans plus the aggregate outstanding amount of Letter of Credit Obligations (the “Unused Amount”).  The unused commitment fee described in this subsection (c) shall be calculated on a daily basis and shall be payable by the Borrowers in arrears on each Monthly Payment Date and on the Working Capital Facility Maturity Date.

(d)         The Borrowers shall pay to the Agent, for its own account, the fees in the amounts and at such times as shall be set forth in the Fee Letter.

SECTION 2.5         Increased Costs; Capital Adequacy.

(a)         The Borrowers shall pay to each Lender from time to time on demand such amounts as such Lender may determine to be reasonably necessary to compensate it or its holding company for any costs which such Lender determines are attributable to its making or maintaining Loans, issuing Letters of Credit, or maintaining Commitments hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any such Loans, Letters of Credit or Commitments, resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of any of such Loans, Letters of Credit or Commitments (other than taxes imposed on the overall net income or franchise taxes of such Lender); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender or any holding company of such Lender (including a request or requirement which affects the manner in which such Lender or the holding company thereof allocates capital resources to commitments, including the Commitments).  Each affected Lender will notify the

Borrowers’ Representative of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this subsection (a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

(b)         Without limiting the effect of the foregoing provisions of this Section 2.5 (but without duplication), the Borrowers shall pay to each Lender from time to time upon demand by such Lender such amounts as such Lender may determine to be reasonably necessary to compensate such Lender for any costs which it determines are attributable to the maintenance by it or its holding company, pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority, in effect after the date of this Agreement, of capital in respect of its Loans, Letters of Credit or Commitments (such compensation to include an amount equal to any reduction in return on assets or equity of such Lender or its holding company to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request).  Each Lender will notify the Borrowers’ Representative if it is entitled to compensation pursuant to this subsection (b) as promptly as practicable after it determines to request such compensation.

(c)         Each notice delivered by a Lender pursuant to this Section 2.5 shall contain a statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) which shall, in the absence of manifest error, be presumed correct of the matters stated therein and be binding upon the Borrowers.  In determining such amount, each affected Lender may use any method of averaging and attribution that it in good faith shall deem applicable.

ARTICLE 3
LOANS AND NOTES

SECTION 3.1         Borrowing Procedure.  The Borrowers’ Representative may from time to time request that a Borrowing of Working Capital Facility Loans be made on the Business Day specified in its Borrowing Request, by delivering such Borrowing Request to the Agent’s office (i) on or before 2:00 p.m., Atlanta, Georgia time, at least three (3) Business Days in advance of the requested borrowing date for a LIBOR Loan and (ii) on or before 12:00 Noon, Atlanta, Georgia time, on the requested borrowing date for a Base Rate Loan.  Such Borrowings of Working Capital Facility Loans which are LIBOR Loans shall be in a minimum aggregate amount equal to One Million Dollars ($1,000,000) and incremental multiples of One Hundred Thousand Dollars ($100,000); provided, however, that no LIBOR Loan may be requested when a Default exists or the Leverage Ratio is greater than 4.00:1.00.  Each Borrowing shall be made on the Business Day specified in the Borrowing Request therefor (including the initial Borrowing to be made on the Closing Date, if any).  On such Business Day, each Lender shall, on or before 3:00 p.m., Atlanta, Georgia time, deposit same day funds with the Agent in the amount equal to such Lender’s Working Capital Facility Percentage of such Borrowing, such deposit to be made to such account as the Agent shall specify from time to time by notice to the Lenders.  On the Business Day specified by the Borrowers’ Representative in the Borrowing Request, the proceeds of such Borrowing shall be made available to the Borrowers by wire transfer of such proceeds to such transferees, or to such accounts of the Borrowers, as the Borrowers shall have specified in the Borrowing Request therefor; provided, however, that, except as provided in

Section 3.3A, in each case the Agent shall be required to make available to the Borrowers the proceeds of any Borrowing only to the extent received by it in same day funds from the Lenders.  No Lender’s obligation to make any Working Capital Facility Loan shall be affected by any other Lender’s failure to make any Working Capital Facility Loan.

SECTION 3.2         Notes.  All Working Capital Facility Loans made by any Lender shall be evidenced by a Working Capital Facility Note made by the Borrowers payable to the order of such Lender in a principal amount equal to such Lender’s Working Capital Facility Percentage of the Working Capital Facility Commitment Amount.  The Borrowers hereby irrevocably authorize each Lender to make (or cause to be made) appropriate notations on a grid schedule attached to such Lender’s Notes (or on a continuation of any such grid attached to any Note and made a part thereof), which notations shall evidence, among other things, the date and outstanding principal amount of the Loans evidenced thereby.  The notations on any such grid (and on any such continuation) indicating the outstanding principal amount of a Lender’s Loans shall be presumptive evidence of the principal amount thereof owing and unpaid, but the failure to record any such amount on any such grid (or on any such continuation) shall not limit or otherwise affect the obligations of the Borrowers hereunder or under such Note to make payments of principal of or interest on such Loans when due.

SECTION 3.3         Principal Payments.  Repayments and prepayments of principal of the Loans shall be made in accordance with this Section 3.3.

SECTION 3.3.1      Repayments and Prepayments.  The Borrowers will make payment in full of all unpaid principal of the Working Capital Facility Loans on the Working Capital Facility Maturity Date (or such earlier date as the Loans may become or be declared due and payable pursuant to Article 7).  Prior thereto, the Borrowers:

(a)         may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Working Capital Facility Loans so long as the Borrowers pay to the Lenders any termination fee required to be paid pursuant to Section 3.3.4.

(b)         shall, on any Business Day on which the aggregate outstanding principal amount of all Working Capital Facility Loans plus the then aggregate amount of Letter of Credit Obligations exceeds the lesser of (i) the Working Capital Facility Commitment Amount or (ii) the Borrowing Base, make a mandatory prepayment of the outstanding principal amount of the Working Capital Facility Loans and provide cash collateral in respect of Letter of Credit Obligations in an amount equal to such excess amount;

(c)         shall, promptly after receipt by the Borrowers or any Subsidiary or the Agent of any condemnation awards with respect to any Loss, make a mandatory prepayment of the Loans in an amount by which such condemnation award proceeds exceed the actual cost incurred by the applicable Borrower or such Subsidiary to repair or replace the property or asset which was the subject of the condemnation giving rise to such condemnation award proceeds;

(d)         shall, promptly after receipt by the Borrowers or any Subsidiary or the Agent of any insurance proceeds with respect to any Loss resulting from a casualty, make a mandatory prepayment of the Loans in an amount by which such insurance proceeds exceed the actual cost incurred by the applicable Borrower or such Subsidiary to repair or replace the property or asset which was the subject of the Loss or deemed Loss giving rise to such insurance proceeds;

(e)         shall, promptly after receipt by the Borrowers or any Subsidiary or the Agent of any insurance proceeds with respect to any Loss resulting from a liability, make a mandatory prepayment of the Loans in an amount by which such insurance proceeds exceed the amount of the liability to be satisfied with such proceeds (to the extent such liability is so satisfied);

(f)          shall, upon receipt by the Borrowers or any Subsidiary or the Agent of any Net Disposition Proceeds, make a mandatory prepayment of the Loans in an amount equal to such Net Disposition Proceeds, provided, that this clause (f) of Section 3.3.1 shall not in any event be deemed a consent to any disposition by any Loan Party which is otherwise prohibited by the terms of this Agreement or of any of the other Loan Documents;

(g)         shall, upon receipt by the Borrowers or any Subsidiary of any Net Securities Proceeds, make a mandatory prepayment of the Loans in an amount equal to such Net Securities Proceeds; provided, that this clause (g) of Section 3.3.1 shall not in any event be deemed a consent to any issuance or sale of Stock by any Loan Party which is otherwise prohibited by the terms of this Agreement or of any of the other Loan Documents;

(h)         shall, concurrently with receipt by any Loan Party after the Closing Date of any Net Indebtedness Proceeds during any Fiscal Year (excluding any Indebtedness incurred by any Loan Party pursuant to Section 6.2.2 or this Agreement), make a mandatory prepayment of the Loans, in an aggregate amount equal to such Net Indebtedness Proceeds; provided that this clause (i) of Section 3.3.1 shall not in any event be deemed a consent to any incurrence or issuance of Indebtedness by any Loan Party which is otherwise prohibited by the terms of this Agreement or any of the other Loan Documents;

(i)          shall, concurrently with the delivery of the Borrowing Base Certificate required under clause (i) of Section 6.1.1, make a mandatory prepayment of the Working Capital Facility Loans and, if the Working Capital Facility Loans have been prepaid in full, provide cash collateral for outstanding Letter of Credit Obligations in the aggregate amount, if any, by which the outstanding principal amount of Working Capital Facility Loans plus the outstanding amount of Letter of Credit Obligations exceed the Borrowing Base shown thereon; and

(j)          shall, upon the occurrence of a Change of Control, make a mandatory prepayment of the entire outstanding principal amount of all Loans together with accrued and unpaid interest and all other outstanding Obligations.

Unless expressly set forth to the contrary in this Section 3.3.1 or elsewhere in the Agreement, any mandatory prepayment of Loans required to be made by the Borrowers pursuant to this Section 3.3.1 shall be applied to the payment in full of the outstanding Working Capital Facility Loans, but shall not cause a reduction in the Commitments.

SECTION 3.3.2      [not used]

SECTION 3.3.3      Collections.  Effective not later than the Closing Date, Borrowers shall have established, and thereafter Borrowers shall maintain, with Bank of America, N.A. or one or more other banks acceptable to Agent (“Clearing Banks”), deposit accounts into which all proceeds of Collateral, including, particularly, payments on Accounts, shall be remitted (“Concentration Accounts”).  Each Borrower shall instruct its Account Debtors to remit all payments directly to a Concentration Account.  In the event that any Borrower receives any payment or other remittance with respect to any Account or any Inventory, such Borrower shall hold such payment in trust for the Agent, such Borrower shall not co-mingle such payment with such Borrower’s other assets, and such Borrower shall promptly, and in any event within one Business Day, cause such payment to be deposited into a Concentration Account.  Concentration Accounts shall be maintained in a Borrower’s name, but for Agent’s benefit, and the applicable Borrower, Clearing Bank and Agent shall have entered into a tri-party agreement, in form and substance satisfactory to Agent (a “Blocked Account Agreement”) pursuant to which, among other things, Clearing Bank shall agree to remit all collected funds in its Concentration Account directly to Agent for application to the Obligations as prescribed below.  All such collected funds shall be applied by Agent in payment of outstanding Working Capital Facility Loans (in accordance with each Lender’s Working Capital Facility Percentage of each such payment); provided that if an Event of Default has occurred and is continuing, such funds shall be applied in accordance with the provisions of Section 7.4.  The foregoing shall be in addition to, and not in limitation of, Agent’s rights to collect Accounts directly after an Event of Default has occurred and while it is continuing, as provided in the Security Agreement.  Without limitation of the foregoing, within fifteen (15) Business Days after the date hereof, Borrowers will deliver to Agent replacement Blocked Account Agreements with respect to the existing blocked account agreements with Bank of America, N.A., as Clearing Bank, signed by Borrowers and Bank of America, N.A. and applicable to each Concentration Account maintained by Borrowers with Bank of America, N.A.

SECTION 3.3.4      Termination Fee.

(a)         Upon any cancellation of the Commitments by the Borrowers subsequent to the Closing Date pursuant to Section 3.3.6, the Borrowers shall pay to the Lenders prior to or concurrently with such termination a Termination Fee in an amount equal to the amount of the Working Capital Facility Commitment at the time of such early termination times (i) two percent (2%) if such termination occurs on or prior to the first (1st) anniversary of the Closing Date, (ii) one percent (1%) if such termination occurs after the first (1st) anniversary of the Closing Date but on or prior to the second (2nd) anniversary of the Closing Date and (iii) one-half of one percent (½%) if such termination occurs after the second (2nd) anniversary of the Closing Date.  Notwithstanding the foregoing, if the Commitments are cancelled in connection with Borrowers’ prepayment in full of the Obligations from the proceeds of a replacement financing provided to Borrowers by UPSC or by a group of lenders for whom UPSC acts as agent, the portion of the Termination Fee that would otherwise be payable to any Lender which participates in such replacement financing will not be payable, it being understood, however, that each Lender which is not participating in such replacement financing will be entitled to receive the portion of the Termination Fee payable to such Lender in such event.

(b)         Any Termination Fees shall be paid by the Borrowers to the Lenders as liquidated damages for the loss of the bargain and shall not constitute a penalty.

SECTION 3.3.5      Working Capital Facility Loans on Borrower’s Behalf.  The Agent may, at its option, and at the request of the Required Lenders, the Agent shall, make Working Capital Facility Loans on behalf of the Borrowers for payment of all fees, expenses, charges, costs, principal and interest owed by the Borrowers to the Lenders or the Agent under this Agreement and the other Loan Documents and to pay such other amounts as the Agent or the Required Lenders deem necessary in order to protect the Collateral or the perfection or priority of the Agent’s security interest therein (including, without limitation, any insurance premium or any taxes).  Such Working Capital Facility Loans shall be made when and as the Borrowers fail promptly to pay same, and all such Working Capital Facility Loans shall constitute Loans made to the Borrowers and shall be secured by all of the Collateral.  Following the making of any Working Capital Facility Loans pursuant to this Section 3.3.5, the Agent shall promptly notify the Borrowers’ Representative of the making of such Working Capital Facility Loans and the aggregate principal amount of such Loans; provided that the failure by the Agent to give such notice shall not affect the Borrowers’ obligations under this Agreement or with respect to such Working Capital Facility Loans.  Each Lender shall be obligated to make its Working Capital Facility Percentage of any Working Capital Facility Loans made by the Agent pursuant to this Section 3.3.5 available to the Agent in accordance with the provisions of Section 3.3A.

SECTION 3.3.6      Termination of Commitments.  Subject to compliance with Section 3.3.4 and Section 3.4.9, Borrowers shall have the right to cancel the Commitments upon three (3) Business Days prior notice to Agent.

SECTION 3.3A     Settlement.  Notwithstanding anything contained herein to the contrary, at Agent’s election, the following provisions shall apply:

(a)         Commencing with the first Business Day following the Closing Date, each borrowing of Working Capital Facility Loans shall be advanced by the Agent and each payment by Borrowers on account of Working Capital Facility Loans shall be applied first to those Working Capital Facility Loans advanced by Agent.  On or before 1:00 P.M., on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (i) if the aggregate amount of new Working Capital Facility Loans made by the Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Working Capital Facility Loans during such preceding Week, then each such Lender shall provide Agent with funds in an amount equal to its applicable Working Capital Facility Percentage of the difference between (1) such Working Capital Facility Loans and (2) such repayments and (ii) if the aggregate amount of repayments applied to outstanding Working Capital Facility Loans during such Week exceeds the aggregate amount of new Working Capital Facility Loans made during such Week, then Agent shall provide each such Lender with funds in an amount equal to its applicable Working Capital Facility Percentage of the difference between (1) such repayments and (2) such Working Capital Facility Loans.  Each Lender shall be entitled to earn interest at the applicable rate provided in Section 3.4 on outstanding Working Capital Facility Loans which it has funded.  Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Working Capital Facility Loans made during the Week immediately preceding such Settlement Date.  Such certificate of Agent shall be conclusive in the absence of manifest error.  As used herein, “Week” means a time period beginning with the opening of business on a Wednesday and ending at the end of business on the following Tuesday.

(b)         Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender having a Working Capital Facility Commitment that such Lender will not make the amount which would constitute its applicable Working Capital Facility Percentage of Working Capital Facility Loans available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrowers a corresponding amount.  Agent will promptly notify Borrowers of its receipt of any such notice from a Lender.  If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (b) shall be conclusive, in the absence of manifest error.  If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Working Capital Facility Loans hereunder, on demand from Borrowers; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrowers’ rights (if any) against such Lender.

SECTION 3.4         Interest.  Interest on the outstanding principal amount of the Loans and other outstanding Obligations shall accrue and be payable in accordance with this Section 3.4.

SECTION 3.4.1      Loan Rates.  Subject to Section 3.4.3, each Borrowing of Working Capital Facility Loans shall accrue interest at the following rates per annum, at the election of the Borrowers pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice:

(a)         during such periods as such Borrowing consists of Base Rate Loans, the Base Rate as in effect from time to time plus the Applicable Margin, and

(b)         during such periods as such Borrowing consists of LIBOR Loans, for each Interest Period relating thereto, the LIBOR Rate for such Interest Period plus the Applicable Margin; provided, however, that notwithstanding anything contained herein to the contrary, Borrowers shall have no option to elect that any Borrowing consist of or be converted into LIBOR Loans if as of the last day of Borrowers’ most recently ended Fiscal Quarter or Fiscal Year for which Borrowers have provided financial statements to Agent, Borrowers’ Leverage Ratio was greater than 4.00:1.00.

(c)         As used herein, “Applicable Margin” shall mean, initially, one-half of one percent (.50%) per annum, in respect of Base Rate Loans (and Borrowers shall have no option to elect that any Borrowing consist of or be converted to LIBOR Loans); provided, however, that, notwithstanding the foregoing, commencing upon receipt by Agent pursuant to Section 6.1 of Borrowers’ audited financial statements for its Fiscal Year ending December 31, 2005, and continuing thereafter, the Applicable Margin shall be determined quarterly, based upon Borrower’s Leverage Ratio computed at the end of each Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2005), and then compared to the following table (provided that if as of any such date the Leverage Ratio is greater than 4.00:1.00, Borrowers shall have no option to elect that any Borrowing consist of or be converted into LIBOR Loans):

If Leverage Ratio is:	Applicable Margin for LIBOR Loans shall be:	Applicable Margin for Base Rate Loans shall be:

>2.25:1.00	2.50%	.50%
> .50:1.00; < 2.25:1.00	2.00%	.25%
< .5:1.00	1.50%	0

(d)         Except as set forth hereinabove in respect of Borrowers’ 2005 audited financial statements, all determinations of Applicable Margin by Agent shall be made from Borrowers’ unaudited quarterly financial statements delivered to Agent pursuant to Section 6.1.  If any financial statements (whether audited or unaudited) used in making the foregoing determinations of Applicable Margin are not timely delivered in accordance with Section 6.1, then, unless and until such financial statements are delivered to Agent (and without waiving any Event of Default resulting from their non-delivery), the Applicable Margin shall be determined based on a presumed Leverage Ratio of greater than 2.25:1.00.  In addition, if and so long as any Event of Default then exists, no downward adjustment to the Applicable Margin otherwise available to Borrowers hereunder shall be implemented.

SECTION 3.4.2      Continuation and Conversion Elections.  By delivering a Continuation/Conversion Notice to the Agent on or before 3:00 p.m., Atlanta, Georgia time, on a Business Day, the Borrowers’ Representative may from time to time irrevocably elect, on not less than three (3), and no more than five (5), Business Days’ notice, that all or any portion of an aggregate minimum amount of One Million Dollars ($1,000,000) and an aggregate multiple of One Hundred Thousand ($100,000) of Working Capital Facility Loans be, in the case of Base Rate Loans, converted into LIBOR Loans or, in the case of LIBOR Loans, continued as LIBOR Loans; provided, however, that no portion of the outstanding principal amount of any Working Capital Facility Loan may be continued as, or converted into, a LIBOR Loan when any Default has occurred and while it is continuing or when the Leverage Ratio (determined as of the last day of Borrowers’ most recently ended Fiscal Quarter or Fiscal Year for which Borrowers have provided financial statements to Agent) is greater than 4.00:1.00.

The Agent shall give prompt telephonic notice to each Lender of the interest rate determined pursuant to this Section 3.4.2 with respect to such Loans.  Absent delivery of a Continuation/Conversion Notice with respect to any LIBOR Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Loan shall, on such last day, automatically convert to a Base Rate Loan.

SECTION 3.4.3      Post-Default Rates.  From and after the occurrence of an Event of Default and during the continuance thereof, at the election of Agent or the Required Lenders,  the Borrowers shall pay interest (after as well as before judgment) on the outstanding principal amount of all Loans and other Obligations at a rate per annum equal to the Post-Default Rate applicable to such Loans and other Obligations.

SECTION 3.4.4      Payment Dates.  Accrued interest on the Loans shall be payable, without duplication:

(a)         on Maturity of such Loans;

(b)         with respect to any portion of any Loan prepaid or repaid pursuant to Section 3.3.1, on the date of such prepayment or repayment is due as provided in Section 3.3.1 and, in the case of a voluntary prepayment, on the date set forth in any notice required for such prepayment; and

(c)         with respect to Base Rate Loans, on each Monthly Payment Date, commencing with the first such day following the Closing Date;

(d)         with respect to LIBOR Loans, on each Monthly Payment Date, commencing with the first such day following the Closing Date and, if Agent so elects, on the last day of each applicable Interest Period;

(e)         with respect to any Base Rate Loans converted into LIBOR Loans on a day which is not a Monthly Payment Date, on the date of such conversion;

(f)          on the date of acceleration of such Loans pursuant to Section 7.2 or Section 7.3; and

(g)         with respect to interest accruing at any Post-Default Rate and, to the extent permitted by applicable law, interest on overdue amounts (including overdue interest), upon demand.

SECTION 3.4.5      Rate Determinations.  All determinations by the Agent of the rate of interest applicable to any Loan shall be presumed correct in the absence of manifest error.

SECTION 3.4.6      Limitation on Types of Loans.  (a) Anything herein to the contrary notwithstanding, if on or prior to the determination of any LIBOR Rate for any Interest Period, the Agent determines in good faith, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or (b) the Required Lenders determine in good faith, which determination shall be conclusive, and notify the Agent that the relevant rates of interest referred to in the definition of “LIBOR Rate” upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to cover adequately the cost to such Lenders of making or maintaining LIBOR Loans for such Interest Period; then the Agent shall give the Borrowers’ Representative and each Lender prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Loans, to continue LIBOR Loans or to convert Base Rate Loans into LIBOR Loans, and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding LIBOR Loans, either prepay such Loans or such Loans shall be converted into Base Rate Loans in accordance with Section 3.4.8 hereof.

SECTION 3.4.7      Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrowers’ Representative thereof (with a copy to the Agent) and such Lender’s obligation to make or continue, or to convert Base Rate Loans into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 3.4.8 hereof shall be applicable).

SECTION 3.4.8      Treatment of Affected Loans.  If the obligation of any Lender to make LIBOR Loans or continue, or to convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Sections 3.4.6 or 3.4.7 hereof, such Lender’s LIBOR Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a conversion required by Sections 3.4.6 or 3.4.7 hereof, on such earlier date as such Lender may specify to the Borrowers with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.4.6 or 3.4.7 hereof which gave rise to such conversion no longer exist:

(a)         to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)         all Loans which would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as Base Rate Loans and all Base Rate Loans of such Lender which would otherwise be converted into LIBOR Loans shall remain as Base Rate Loans.

Promptly after the circumstances specified in Sections 3.4.6 or 3.4.7 which gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section 3.4.8 no longer exist, such Lender shall give the Agent and the Borrowers notice thereof, and the Borrowers may thereafter request conversion of such Loans to LIBOR Loans, subject to the subsequent application of Section 3.4.6 or 3.4.7.

SECTION 3.4.9      Compensation.  The Borrowers shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient (in the opinion of such Lender) to compensate it for any loss, cost or expense which such Lender determines is attributable to:

(a)         any payment, prepayment or conversion of a LIBOR Loan made by Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Article 7 hereof) on a date other than the last day of the Interest Period for such Loan; or

(b)         any failure by the Borrowers for any reason (including, without limitation, the failure of any of the conditions precedent specified in Article 4 hereof to be satisfied) to borrow a LIBOR Loan from Lenders on the date for such borrowing specified in the Borrowing Request given pursuant to Section 3.1 hereof.

SECTION 3.5         Taxes.

(a)         Any and all payments by the Borrowers hereunder or under the Notes or any other Loan Document shall be made, in accordance with this Section 3.5, free and clear of and without deduction for any and all present or future Taxes.  If any Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law;

(b)         In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or intangibles taxes or any other excise or property taxes, transfer taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to this Agreement, the Notes, or any other Loan Document;

(c)         The Borrowers will indemnify each Lender and the Agent for the full amount of the taxes, charges and levies described in subsections (a) and (b) of this Section 3.5 (including, without limitation, any such taxes, charges and levies imposed by any jurisdiction on amounts payable under this Section 3.5) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes, charges and levies were correctly or legally asserted.  Payment under this subsection (c) shall be made within ten (10) days from the date such Lender or the Agent (as the case may be) makes written demand therefor to the Borrowers’ Representative and provides a certificate to the Borrowers’ Representative in reasonable detail of the amount required under Sections 3.5(a) and (b);

(d)         Within ten (10) days after the date of any payment of Taxes by the Borrowers, the Borrowers’ Representative will furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of any receipt received by the Borrowers evidencing payment thereof.

SECTION 3.6         Payments, Interest Rate Computations, Other Computations, Etc.  All payments by the Borrowers pursuant to this Agreement, the Notes or any other Loan Document, in respect of principal or interest on the Working Capital Facility Notes shall be made by the Borrowers to the Agent for the account of the Lenders, pro rata according to their respective Working Capital Facility Percentages.  The payment of the fees referred to in Section 2.4 (except Section 2.4(d)) shall be made by the Borrowers to the Agent for the account of the Lenders pro rata according to their respective Working Capital Facility Percentages.  All other amounts payable to the Agent or any Lender under this Agreement or any other Loan Document (except under Section 2.5) shall be paid to the Agent for the account of the Person entitled thereto.  All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 1:00 p.m., Atlanta, Georgia time, on the date due, in immediately available funds, to an account of the Agent specified from time to time in writing to the Borrowers.  Funds received after that time shall be deemed to have been received by the Agent on the next following Business Day.  Subject to the provisions of Section 3.3A, the Agent shall promptly remit to each Lender in the type of funds received such Lender’s share, if any, of such payments received by the Agent for the account of such Lender.  All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the immediately preceding Business Day.

SECTION 3.7         Proration of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of or interest on any Loan or other Obligations in excess of such Lender’s respective share of payments then or therewith obtained thereon by all Lenders, such Lender which has received in excess of its pro rata share shall purchase from the other Lenders such participations in such Notes or other Obligations held by them as shall be necessary to cause such purchaser to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 3.8) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.7 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.7 to share in the benefits of any recovery on such secured claim.

SECTION 3.8         Setoff.  In addition to and not in limitation of any rights of any Lender under applicable law, each Lender shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and each Borrower hereby grants to each Lender, as security for such Obligations, a continuing security interest in any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Lender; provided, however, any such appropriation and application shall be subject to the provisions of Section 3.7.

SECTION 3.9         Use of Proceeds.

(a)         The Borrowers shall use the proceeds of the Working Capital Facility Loans made on the Closing Date (i) to refinance existing Indebtedness, (ii) to pay fees and expenses associated with this Agreement and (iii) for general corporate purposes (including a Borrower’s purchase of the Junction City Property).  The Borrowers shall (i) use the proceeds of the Working Capital Facility Loans made after the Closing Date to provide for the ongoing working capital needs and general corporate purposes of the Borrowers and (ii) use Letters of Credit pursuant to the terms of Section 3.10 for the purposes provided therein.

(b)         No part of the proceeds of any Loans shall be used for any purpose which violates Regulations T, U or X of the F.R.S. Board.

SECTION 3.10       Letters of Credit.  Upon and subject to the terms and conditions of this Section 3.10, in addition to the terms and conditions set forth elsewhere in this Agreement, the Agent shall arrange for the issuance of Letters of Credit for the account of one or more Borrowers, in which each Lender severally shall participate as provided herein.

SECTION 3.10.1    Manner of Issuance.  The Borrowers’ Representative shall deliver to the Agent prior to 1:00 p.m. Atlanta, Georgia at least three (3) Business Days before the requested date of issuance of a Letter of Credit, a Letter of Credit Request for the issuance of such Letter of Credit setting forth (i) the beneficiary of the Letter of Credit, (ii) the stated amount thereof, (iii) the requested issue date, (iv) the requested expiration date, and (v) the purpose for such Letter of Credit.  Each such Letter of Credit Request shall be accompanied by the proposed issuer’s standard form standby or commercial letter of credit application, duly completed and executed by the Borrowers’ Representative (which application shall be deemed for purposes of this Agreement to constitute part of such Letter of Credit Request), together with all other documents, materials and evidences reasonably required by the Agent prior to the issuance of such Letter of Credit.

SECTION 3.10.2    Terms of Letters of Credit.  Each Letter of Credit shall (a) have an expiration date not later than the earlier of (i) 365 days or, in the case of a leap year, 366 days, after the date of issuance thereof (or such longer period to which the Agent shall consent provided that the Borrowers agree to pay any additional issuance cost or facing fees arising by virtue of the issuance of a Letter of Credit for a period longer than the period specified in this clause (i)) and (ii) the third anniversary of the Closing Date and (b) be issued solely to secure bid, tender, surety, payment, performance, litigation or similar bonds required by the Borrowers and their Subsidiaries in the ordinary course of business.

SECTION 3.10.3    Drawings Under Letters of Credit.

(a)         Notice to Borrowers’ Representative and Lenders.  Promptly upon receipt by the Agent (from the issuing bank or otherwise) of any draft upon, or other notice of drawing under, a Letter of Credit, the Agent shall give the Borrowers’ Representative and each Lender written or telephonic notice (promptly followed in writing) of the amount of such draft or notice of drawing, of the Letter of Credit against which it is drawn and of the date upon which the issuing bank proposes to honor such draft.

(b)         Repayment by Borrowers.  The Borrowers shall pay to the Agent for the account of the issuing bank the amount of any drawing under any Letter of Credit on the date of such drawing if notice is received by 1:00 p.m. on the date of drawing and otherwise on the next Business Day.  The amount of any drawing under a Letter of Credit that is not paid on the date provided herein shall bear interest, payable on demand, from the due date thereof until paid, at the Post-Default Rate.

(c)         Repayment of Letters of Credit with Loans.  On the date of any drawing under a Letter of Credit, the amount of such drawing automatically shall be paid with, and the Borrowers hereby authorize the Lenders to make, a Borrowing of Working Capital Facility Loans in the amount of such drawing, regardless of whether or not all conditions set forth in Section 4.2 have been satisfied.

(d)         Borrowers’ Obligation Absolute.  The obligation of the Borrowers to repay any Loans advanced pursuant to the foregoing clause (c) and any other amounts paid by the Agent or any Lender to any issuing bank with respect to any Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever and shall be binding in accordance with the terms and conditions of this Agreement under all circumstances, including the following circumstances:  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or right which any Borrower or the account party may have at any time against the issuer of any Letter of Credit, a beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, or any Letter of Credit, the transactions contemplated herein or any unrelated transactions; (iii)any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or the other Loan Documents; (v) any failure of the Agent or any Letter of Credit Issuer to provide notice to any Borrower of any drawing under any Letter of Credit; (vi) the occurrence or continuance of any Default; or (vii) any other reason.

(e)         Lenders’ Participation Obligations.  In the event that an issuing bank makes any payment under any Letter of Credit and Borrowers shall not have reimbursed such amount in full to the issuing bank pursuant to Section 3.10.3(b) or (c), the issuing bank shall promptly notify the Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of the issuing bank the amount of such Lender’s Working Capital Facility Percentage of such unreimbursed payment in same day funds.  If the Agent so notifies, prior to 11:00 A.M. (Atlanta, Georgia time) on any Business Day, any Lender required to fund a payment under a Letter of Credit, such Lender shall make available to the Agent for the account of the issuing bank in Dollars such Lenders Working Capital Facility Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Lender shall not have so made its Working Capital Facility Percentage of the amount of such payment available to the Agent for the account of the issuing bank, such Lender agrees to pay to the Agent for the account of the issuing bank, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the issuing bank at the overnight Federal Funds Rate.  The failure of any Lender to make available to the Agent for the account of the issuing bank its Working Capital Facility Percentage of any payment under any Letter of Credit shall not relieve any other Lenders of its obligation hereunder to make available to the Agent for the account of such issuing bank its Working Capital Facility Percentage of any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent for the account of such issuing bank such other Lenders’ Working Capital Facility Percentage of any such payment.

(f)          Reimbursements.  Whenever the issuing bank receives a payment of a reimbursement obligation as to which the Agent has received for the account of the issuing bank any payments from the Lenders pursuant to Section 3.10.3(e), the issuing bank shall pay to the Agent and the Agent shall promptly pay to each Lender which has paid its Working Capital Facility Percentage thereof, in Dollars and in same day funds, an amount equal to such Lender’s share (based on the proportionate aggregate amount funded by such Lender to the aggregate amount funded by all Lenders) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(g)         Lenders’ Obligation Absolute.  The obligation of the Lenders to pay the Agent for any amount paid by it to any issuing bank in respect of a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever and shall be binding in accordance with the terms and conditions of this Agreement under all circumstances, including the following circumstances:  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or right which any Lender or the account party may have at any time against a beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, or any Letter of Credit, the transactions contemplated herein or any unrelated transactions; (iii)any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or the other Loan Documents; (v) any failure of the Agent to provide notice to the Lender of any drawing under any Letter of Credit; (vi) the occurrence or continuance of any Default; or (vii) any other reason.

SECTION 3.10.4    Letter of Credit Fees.  With respect to each Letter of Credit, the Borrowers shall pay to the Agent, for the benefit of the Lenders in accordance with their respective Working Capital Facility Percentages, a per annum fee equal to the Applicable Margin in effect for LIBOR Rate Loans times the undrawn face amount of such Letter of Credit.  Such fee shall be calculated on a daily basis and shall be payable by the Borrowers monthly in arrears on each Monthly Payment Date and on the Maturity Date.  In addition Borrowers shall pay (i) the Agent, for the ratable benefit of Lenders, a fronting fee equal to .125% of the face amount of each Letter of Credit,  and (ii) Agent’s and/or the issuing bank’s customary fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  From and after the occurrence of an Event of Default and during the continuance thereof, the fee payable pursuant to the first sentence hereof shall increase to a per annum rate equal to the Applicable Margin in effect for LIBOR Rate Loans plus two percent (2.00%) times the undrawn face amount of each Letter of Credit, payable on demand.  All fees payable under this Section 3.10.4 shall be fully earned and nonrefundable on the date such fees are due.

SECTION 3.10.5    Limitation of Liability With Respect to Letters of Credit.  As among the Borrowers, the Agent, the issuing bank and Lenders,  the Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by, the beneficiaries of such Letter of Credit.  Without limiting the foregoing, none of the Agent, any Lender or the issuing bank shall not be responsible for:  (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any draft, demand, application or other documents submitted by any party in connection with any Letter of Credit even if such document should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) the validity, genuineness or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) failure of the beneficiary of a Letter of Credit to comply fully with the conditions required in order to draw upon such Letter of Credit; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) errors in interpretations of technical terms; (f) any loss or delay in the transmission or otherwise of any document required to make a drawing under any Letter of Credit or with respect to the proceeds thereof; (g) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (h) any consequences arising from causes beyond the control of the Agent, the issuing bank or any Lender, including any act or omission, rightfully or wrongfully, of any present or future Governmental Authority.  None of the above circumstances shall affect, impair or prevent the vesting of any of the Agent’s or any Lender’s rights or powers under this Agreement.

SECTION 3.11       Defaulting Lenders.

(a)         Notwithstanding anything to the contrary contained herein, if any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Working Capital Facility Loans or, such Lender’s participation in any Letter of Credit or (y) notifies either Agent or Borrowers’ Representative that it does not intend to make available its portion of any Working Capital Facility Loan or its participation in any Letter of Credit (if, in each case, the actual refusal to do so then constitutes a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder and under the Loan Documents of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section while such Lender Default remains in effect.

(b)         In such event, Working Capital Facility Loans shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) having Commitments which are not Defaulting Lenders based on their respective Working Capital Facility Percentages in regard thereto, and no Working Capital Facility Percentage of any Lender or any pro rata share of any Working Capital Facility Loans required to be advanced by any Lender shall be increased as a result of such Lender Default.  Amounts received in respect of principal of any type of Working Capital Facility Loans shall be applied to reduce the applicable Working Capital Facility Loans of each Lender pro rata based on the aggregate of the outstanding Working Capital Facility Loans of that type of all Lenders at the time of such application; provided, however, that, such amount shall not be applied to any Working Capital Facility Loans of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Working Capital Facility Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Working Capital Facility Percentage of all Working Capital Facility Loans then outstanding.

(c)         A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents.  All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Loans outstanding.

ARTICLE 4
CONDITIONS TO LOANS

SECTION 4.1         Initial Loans and Letters of Credit.  The obligations of the Lenders to make the initial Loans and to cause the issuance of the initial Letters of Credit on the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1 each in form and substance satisfactory to the Agent in its sole discretion, except as the Required Lenders shall otherwise consent.

SECTION 4.1.1      Loan Documents. Each Loan Party shall have delivered each of the Loan Documents to which it is a party, each duly executed by an authorized officer of such Loan Party.

SECTION 4.1.2      Resolutions, Etc.  The Agent shall have received:

(a)         a certificate, dated the date hereof, of the secretary or an assistant secretary of each Loan Party as to: (i) resolutions of its board of directors (or comparable body), then in full force and effect authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and the related transactions contemplated thereby, and (ii) the incumbency and signatures of those of its officers authorized to act with respect to the Loan Documents to which it is party, upon which certificate the Agent and the Lenders may conclusively rely until it shall have received further certificates of the secretary or an assistant secretary of such Loan Party canceling or amending such prior certificates;

(b)         copies of the Organic Documents of each Loan Party certified by, in the case of the charters, the appropriate Governmental Authority of the State of such Loan Party’s incorporation (or organization) and, in the case of its other Organic Documents, such Loan Party’s secretary or assistant secretary, which documents shall be satisfactory to the Agent;

(c)         a so-called “good standing” certificate with respect to each Loan Party from the appropriate Governmental Authority of the State of its incorporation;

(d)         evidence of qualification of each Loan Party to do business in each other jurisdiction in which such Loan Party is required to qualify;

(e)         such other documents (certified if requested) as Agent may reasonably request, with respect to this Agreement, the Notes, any other Loan Document, the transactions contemplated hereby and thereby, or any Organic Document, Contractual Obligation of any Borrower or any of its Subsidiaries, or Approval.

SECTION 4.1.3      Notes.  The Agent shall have received, for the account of each Lender, such Lender’s Note, in each case duly executed and delivered pursuant to subsections (a) and (b) of Section 3.2.

SECTION 4.1.4      No Contest, Etc.  On the Closing Date, no litigation, arbitration, governmental investigation, injunction, proceeding or inquiry shall be pending or, to the knowledge of any Borrower, threatened which:  (a) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by or in connection with this Agreement or any other Loan Document; or (b) would, in the opinion of the Required Lenders, be materially adverse to any of the parties hereto with respect to the transactions contemplated hereby or give rise to any liability on the part of the Agent or any Lender in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 4.1.5      Certificate as to Completed Conditions, Warranties, No Default, Etc.  The Agent shall have received a certificate, dated the Closing Date, with counterparts for each Lender, of the Authorized Officer of the Borrowers’ Representative, to the effect that:

(a)         all conditions precedent set forth in this Section 4.1 have been satisfied;

(b)         all representations and warranties set forth in Article 5 are true and correct in all material respects;

(c)         all representations and warranties set forth in the other Loan Documents are true and correct in all material respects; and

(d)         no Default or Event of Default has occurred and is continuing.

SECTION 4.1.6      Compliance with Requirements of Law.  The Agent shall have received a certificate, dated the Closing Date, with counterparts for each Lender, of an Authorized Officer of the Borrowers’ Representative, to the effect that the Borrowers are in compliance in all material respects with all Requirements of Law except as specified in Section 6.1.11 and have obtained and maintain in full force and effect (a) all licenses, permits and approvals issued by Governmental Authorities necessary to carry on their respective businesses, (b) all permits and consents necessary to consummate this Agreement and necessary for Agent to have a first priority perfected security interest in any such permits or licenses, and (c) all Approvals.

SECTION 4.1.7      Opinions of Counsel.  The Agent shall have received an opinion letter, dated the Closing Date and addressed to the Agent and the Lenders from legal counsel to the Borrowers, in form and substance satisfactory to the Agent.

SECTION 4.1.8      Closing Fees, Expenses, Etc.  The Agent shall have received, for its own account, the fees payable on the Closing Date pursuant to this Agreement and all costs and expenses of the Agent which are payable upon the initial Borrowing pursuant to Section 9.3.

SECTION 4.1.9      Perfection.  The Agent shall have received evidence of all filings of the Financing Statements with respect to the Security Agreement and other Security Documents; searches or other evidence as to the absence of any Liens; and evidence that all other actions with respect to the Liens created by the Security Documents have been taken as are necessary or appropriate to perfect such Liens;

SECTION 4.1.10    Employment Agreements; Compensation.  The Agent shall have received copies of all senior management employment agreements to which any Borrower is a party.

SECTION 4.1.11    Pension and Welfare Liabilities.  If requested by the Agent, the Agent shall have received, with counterparts for each of the Lenders, (i) the most recent actuarial valuation report, if any, for each Single Employer Plan, if any, and a copy of Schedule B to the Annual Report on Form 5500 of the Internal Revenue Service, if any, for each Single Employer Plan, if any, most recently filed with the Internal Revenue Service, and (ii) a report prepared by the Borrowers in form and substance satisfactory to the Lenders detailing any liabilities of the Borrower and each Subsidiary and Commonly Controlled Entity for post-retirement benefits under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA).

SECTION 4.1.12    Insurance.  The Agent shall have received evidence satisfactory to it that the insurance maintained by the Borrowers and their Subsidiaries is issued by an insurance company with a Best’s rating of “A” or better (“B+” or better, in the case of Lumbermen’s Underwriting Alliance) and a financial size category of not less than XII, is in amounts under policies naming the Agent, for its benefit and for the benefit of the Lenders, as loss payee (in the case of casualty insurance policies) and as additional insured (in the case of liability policies), and otherwise complies with the requirements of this Agreement and the Security Documents.

SECTION 4.1.13    Financial Information, Etc.  The Agent shall have received, with counterparts for each Lender, the historical financial statements referred to in Section 5.4, the Projections and a solvency certificate of each Borrower and its Subsidiaries, and the Agent shall be satisfied in all respects with such materials.  Additionally, the Agent shall be satisfied in all respects with materials contained on Schedules.

SECTION 4.1.14    Review of Borrowers’ Operations.  The Agent or its representatives shall have completed their review of the Borrowers’ and their Subsidiaries management information systems, accounting, financial reporting and cash management systems as well as the legal structure of each Loan Party and the nature of each Loan Party’s asset composition and contingent liabilities.

SECTION 4.1.15    [Intentionally not used].

SECTION 4.1.16    Material Contracts.  The Agent shall have received a certificate from an Authorized Officer of the Borrowers’ Representative to the effect that attached thereto are true and correct copies of each Material Contract.

SECTION 4.1.17    Letter to Accountants.  The Agent shall have received satisfactory evidence that the Borrowers’ Representative has delivered a letter to its independent public accountants authorizing such public accountants to discuss the Borrowers’ financial matters with the Agent and each Lender or any of their representatives whether or not a representative of any Borrower is present.

SECTION 4.1.18    Affiliate Agreements.  The Agent shall have received copies of all management, shared expense or similar agreements between each Borrower and any of its Affiliates.

SECTION 4.1.19    Borrowing Base Certificate; Minimum Working Capital Facility Availability. The Agent shall have received a Borrowing Base Certificate dated as of the Closing Date from an Authorized Officer of the Borrowers’ Representative, and, after giving effect to any Loans to be made or Letters of Credit to be issued on the Closing Date, Working Capital Facility Availability shall be at least $5,000,000.

SECTION 4.1.20    Real Estate.  The Borrowers shall have delivered to Agent a negative pledge agreement in form and substance satisfactory to the Agent relative to all real estate owned by the Borrowers.

SECTION 4.1.21    [Intentionally not used].

SECTION 4.1.22    Other Documents, Certificates, Etc.  The Agent shall have received such other documents, certificates, opinions of counsel or other materials as it reasonably requests from any Loan Party.

SECTION 4.2         Incremental Increases; All Loans and Letters of Credit.  Without duplication of any conditions precedent required to be satisfied pursuant to Section 4.1, the obligations of the Lenders to make available to Borrowers any Incremental Increase and to make any Loans and to cause the issuance of Letters of Credit (including the initial Loans and Letter of Credit), shall be subject to the satisfaction of each of the additional conditions precedent set forth in this Section 4.2.

SECTION 4.2.1      Compliance with Warranties, No Default, Etc.  The representations and warranties set forth in Article 5 and all other Loan Documents shall have been true and correct in all material respects as of the date initially made, and both before and after giving effect to the effectiveness of any such Incremental Increase or the making of any such Loan or the issuance of such Letter of Credit (except to the extent expressly stated to be as of an earlier date), and

(a)         after giving effect to any amendment to the Schedules accepted by Required Lenders pursuant to Section 4.2.2, such representations and warranties shall be true and correct in all material respects with the same effect as if then made (except to the extent expressly stated to be as of an earlier date);

(b)         after giving effect to any amendment to the Schedules accepted by Required Lenders pursuant to Section 4.2.2, all representations and warranties set forth in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent expressly stated to be as of an earlier date);

(c)         no material adverse development shall have occurred in any litigation, arbitration or governmental investigation or proceeding which renders such litigation, arbitration or governmental investigation or proceeding likely to succeed in the opinion of the Required Lenders and, if successful, could result in a Material Adverse Change;

(d)         no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(e)         the aggregate of all Working Capital Facility Loans plus the aggregate outstanding amount of all Letter of Credit Obligations does not exceed the Borrowing Base.

SECTION 4.2.2      Borrowing Request, Letter of Credit Request, Etc.  The Agent shall have received a duly completed Borrowing Request in the case of a Borrowing,  a Letter of Credit Request in the case of the issuance of a Letter of Credit or a request for Incremental Increase pursuant to Section 2.3 in the case of an Incremental Increase.  Each delivery of any such Borrowing Request or Letter of Credit Request or request for Incremental Increase and the acceptance by the Borrowers of the proceeds of the Loan or the benefits of a Letter of Credit or the Incremental Increase requested thereby shall constitute a representation and warranty by the Borrowers that on the date of such request, and before and after giving effect to the making of such Loans and the application of any proceeds of such Loans or the issuance of such Letter of Credit or such Incremental Increase, as the case may be, all statements set forth in Section 4.2.1 are true and correct.  In the event that, in connection with the delivery of any such Borrowing Request or Letter of Credit Request or request for Incremental Increase, the Borrowers are required to amend any item on the Schedules attached hereto in order that the statement set forth in subsection (a) or (b) of Section 4.2.1 shall be true and correct, the Borrowers’ Representative shall deliver to the Agent at least five (5) Business Days prior to the date of the Borrowing, Letter of Credit or Incremental Increase requested or to be requested, a request that such Schedule be amended, and the Agent shall promptly forward such request to the Lenders.  To the extent that the Required Lenders agree to such requested amendment or otherwise agree to make any Loans or issue any Letters of Credit after receipt of such request, the representations and warranties proposed to be amended by such requested amendment to the Schedules will be deemed amended for purposes of this Agreement.

SECTION 4.2.3      Satisfactory Legal Form.  All documents executed or submitted by or on behalf of any of the Borrowers or any other Loan Party shall be reasonably satisfactory in form and substance to the Agent and its counsel; the Required Lenders shall have received all information, and such counterpart originals or such certified or other copies of such Instruments, as the Required Lenders may reasonably request; and all legal matters incident to the transactions contemplated by this Agreement shall be reasonably satisfactory to the Required Lenders.

SECTION 4.2.4      Margin Regulations.  The making of such Loan or the issuance of such Letter of Credit and the use of the proceeds thereof shall not violate Regulations T, U and X of the F.R.S. Board.

SECTION 4.2.5      Adverse Change.  Since March 31, 2005, no Condition Precedent Material Adverse Change shall have occurred.

SECTION 4.2.6      Change in Law.  On the date of such Borrowing, no change shall have occurred in applicable law, or in applicable regulations thereunder or in interpretations thereof by any court or Governmental Authority which, in the reasonable opinion of any Lender, would make it illegal for such Lender to make the Loan required to be made on such date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES, ETC.

In order to induce the Lenders and the Agent to enter into this Agreement, to engage in the transactions contemplated herein and in the other Loan Documents and to make the Loans and cause the issuance of Letters of Credit, each Borrower represents and warrants to the Agent and each Lender as set forth in this Article 5.  Each and all of the representations and warranties set forth in this Article 5 shall be true and correct, assuming and after giving effect to the consummation of the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 5.1         Organization, Power, Authority, Etc.  Each of the Loan Parties (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization or incorporation, (ii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to so qualify could reasonably be expected to result in a Material Adverse Change, and (iii) has full power and authority, and, holds all governmental licenses, permits, registrations and other approvals required under all Requirements of Law, to own and hold under lease its property and to conduct its business as conducted prior to the Closing Date, including all Approvals.  Each Loan Party has full power and authority to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document executed or to be executed by it and to obtain Loans hereunder.

SECTION 5.2         Due Authorization.  The execution and delivery by each Loan Party of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the incurrence and performance by each Loan Party of the Obligations have been duly authorized by all necessary corporate action, do not require any Approval (except those Approvals already obtained), do not and will not conflict with, result in any violation of, or constitute any default under, any provision of any Organic Document or Contractual Obligation of any Loan Party or any law or governmental regulation or court decree or order, and will not result in or require the creation or imposition of any Lien on any Loan Party’s properties pursuant to the provisions of any Contractual Obligation of any Loan Party other than the Loan Documents.

SECTION 5.3         Validity, Etc.  This Agreement, the Notes and each other Loan Document executed by such Loan Party constitute the legal, valid and binding obligations of such Loan Party, enforceable in accordance with their respective terms subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, and the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

SECTION 5.4         Financial Information; Solvency.

(a)         All balance sheets, all statements of operations, stockholders’ equity and cash flows, and all other financial information of the Loan Parties which have been or shall hereafter be furnished by or on behalf of the Borrowers to each Lender and the Agent for the purposes of or in connection with this Agreement or any transaction contemplated hereby, have been prepared in accordance with GAAP consistently applied (except (i) as described in Schedule 5.4 and (ii) to the extent items in the Projections are based upon estimates) throughout the periods involved and present fairly in all material respects the matters reflected therein subject, in the case of unaudited statements, to changes resulting from normal year-end audit adjustments and except as to the absence of footnotes.  Other than the repurchase obligations described in Section 6.2.2(h), neither any Borrower nor its Subsidiaries, has material contingent liabilities or material liabilities for taxes, long-term leases or unusual forward or long-term commitments.

(b)         Giving effect to the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the making of Loans, the issuance of Letters of Credit and the consummation of the Acquisition), each of the Loan Parties is Solvent.

(c)         [Intentionally not used].

(d)         None of the transactions with respect to the Loan Documents are being entered into with the intent to delay, hinder or defraud any of the creditors of any Borrower or any of the Borrowers’ Subsidiaries.

SECTION 5.5         Material Adverse Change.  Since March 31, 2005, there has been no Condition Precedent Material Adverse Change.

SECTION 5.6         Absence of Default.  Neither any Borrower nor its Subsidiaries is in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness, or is in default under any regulation of any Governmental Agency or court decree or order, or, except as described in Schedule 5.6, is in default under any Requirements of Law.

SECTION 5.7         Litigation, Legislation, Etc.  Except as set forth on Schedule 5.7, there is no pending or, to the knowledge of the Borrowers, threatened litigation, arbitration or governmental investigation, proceeding or inquiry which, if adversely determined, could reasonably be expected to result in a Material Adverse Change.  To the knowledge of the Borrowers, there is no legislation, governmental regulation or judicial decision that could reasonably be expected to result in a Material Adverse Change.

SECTION 5.8         Regulations T, U and X.  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (as defined in F.R.S. Board Regulation U), and no assets of any Loan Party consist of Margin Stock.  The Loans hereunder will not be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X.

SECTION 5.9         Government Regulation.  No Loan Party is an “investment company” within the meaning of the Investment Holding Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or subject to regulation under the Federal Power Act, the Interstate Commerce Act or any other federal or state law limiting its ability to incur Indebtedness or to execute, deliver or perform the Loan Documents to which it is party.

SECTION 5.10       Taxes.  Neither any Borrower nor its Subsidiaries has failed to file any tax returns and reports required by law to have been filed by it and has paid all taxes and Charges thereby shown to be owing, except any such taxes or Charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 5.11       Pension and Welfare Plans.

(a)         No Loan Party has assumed any liability (other than the liability to pay routine plan expenses or to make required contributions or premiums) under any employee benefit plan, fund, program, arrangement, agreement or commitment maintained by or on behalf of or contributed to by or on behalf of any entity or trade or business which, together with any of such corporations, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the IRC.  Except as described in Schedule 5.11,  no Loan Party or Commonly Controlled Entity will be subject (directly or indirectly) to any liability (other than the liability to pay routine plan expenses or to make required contributions or premiums), tax or penalty whatsoever to any person whomsoever with respect to any employee benefit plan, fund, program, arrangement, agreement or commitment, described in the immediately preceding sentence.

(b)         No Reportable Event which could result in a Material Adverse Change has occurred during the six-year period prior to the date as of which this representation is made or deemed made with respect to any Single Employer Plan.  Each Loan Party, each Commonly Controlled Entity, Subsidiary, each Plan, and each trust maintained pursuant to any such Plan have complied in all material respects with the applicable provisions of ERISA, the IRC, and any other applicable laws.  The present value of all “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under each Single Employer Plan (based on those assumptions that would be used in a termination of each such Plan, did not, as of the last annual valuation date for which an actuarial valuation report has been done), did not, as of such date, exceed the value of the assets of such Plan as of such date.  No Loan Party nor any Commonly Controlled Entity has incurred any liability to the PBGC or to any other Person under Section 4062, 4063 or Section 4064 of ERISA on account of the termination of, or its withdrawal from, a Single Employer Plan, and no Lien has been imposed on the assets of any Loan Party or any Commonly Controlled Entity under Section 4068 of ERISA.  There does not exist any event or condition which would permit the institution of proceedings to terminate any Single Employer Plan pursuant to Section 4042 of ERISA.  No “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of IRC), whether or not waived, exists with respect to any Pension Plan.  The Loan Parties and each Commonly Controlled Entity have timely made in full each quarterly installment payment to any Pension Plan required under Section 302(e) of ERISA or Section 412(m) of the IRC and have also made full and timely payment of any other costs or expenses related to such a Plan.  The Loan Parties and all Commonly Controlled Entities have made full and timely payment of all contributions to Multiemployer Plans required under ERISA, the IRC or applicable collective bargaining agreements.  No Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Pension Plan and the liability to which such Loan Party or Commonly Controlled Entity would become subject under ERISA if such Loan Party or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Pension Plans as of the valuation date most closely preceding the date hereof is not in excess of $250,000.  No such Multiemployer Pension Plan has been terminated or is in Reorganization or Insolvent, nor, is any such Multiemployer Pension Plan likely to be terminated or to become in Reorganization or Insolvent.  No “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the IRC), whether or not waived, exists with respect to any Multiemployer Plan.  The present value (determined using assumptions which are reasonable in respect of the benefits provided and the employees participating) of the aggregate liability of the Loan Parties and any Commonly Controlled Entities for post-retirement benefits to be provided to their current and former employees under all Plans which are welfare benefit plans (as defined in Section 3(1) of

ERISA) is not in excess of Two Hundred Fifty Thousand Dollars ($250,000).  No written notice of liability has been received with respect to the Loan Parties, or any Plan for any “prohibited transaction” (within the meaning of Section 4975 of the IRC or Section 406 of ERISA), nor has any such prohibited transaction resulting in liability to the Loan Party occurred.  No Loan Party or Commonly Controlled Entity will, as a result of consummating the transactions contemplated by this Agreement (pursuant to the provisions of the Agreement, by operation of law or otherwise) (i) have incurred or become liable for any tax assessed by the Internal Revenue Service for any alleged violations of Section 4975 of the IRC or any civil penalty imposed by the Department of Labor for any alleged violations of Section 406 of ERISA, (ii) have caused or permitted to occur any “prohibited transaction” within the meaning of such Section 4975 of the IRC or Section 406 of ERISA with respect to any Plan for which no exemption is available or (iii) have incurred any liability to the PBGC (other than ordinary and usual PBGC premium liability) or any liability for complete or partial withdrawal to any Multiemployer Pension Plan.  No Loan Party is subject (directly or indirectly) to, and no facts exist which could subject any Loan Party (directly or indirectly) to, any other liability, penalty, tax or lien whatsoever, which could result in a Material Adverse Change and which is directly or indirectly related to any Plan, including, but not limited to, liability for any damages or penalties arising under Title I or Title IV of ERISA, liability for any tax or penalty resulting from a loss of deduction under Section 404 or 419 of the IRC, any tax or penalty under chapter 43 of the IRC, or any taxes or penalties under any other applicable law, but excluding any liability to make contributions or pay premiums to or under an ongoing Plan before the last due date on which such contributions or premiums could be paid or made without penalty or to pay benefits when due in accordance with Plan terms.

SECTION 5.12       Labor Controversies.  There are no material labor controversies pending or, to the best knowledge of the Borrowers, threatened, relating to any Loan Party.  There is (i) no unfair labor practice complaint pending against (or assumed by) any Loan Party or, to the best knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Loan Party or, to the best knowledge of the Borrowers, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage is pending against any Loan Party or, to the best knowledge of the Borrowers, threatened against any Loan Party, and (iii) no union representation question existing with respect to the employees of any Loan Party.  Each Loan Party is in compliance in all material respects with all collective bargaining agreements to which it is subject.

SECTION 5.13       Ownership of Properties; Collateral.

(a)         Each of the Loan Parties shall own good title to, or in the case of leased property or assets, valid leasehold interests in, all of its material personal properties and assets of any nature whatsoever, free and clear of all Liens except as expressly permitted pursuant to Section 6.2.3.  Any Liens attaching to property or assets of any Loan Party as of the Closing Date and expressly permitted under Section 6.2.3 are identified in Schedule 5.13 (“Existing Liens”).

(b)         Except to the extent otherwise consented to in writing by the Required Lenders, the provisions of the Security Documents are effective to create in favor of the Agent for the benefit of the Agent and the Lenders a legal, valid and enforceable security interest in all right, title and interest of the Loan Parties in the Collateral described therein, and, upon the filing of the Financing Statements, the Security Documents will create a fully perfected first priority security interest in all right, title and interest of the Loan Parties in all of the Collateral subject to no other Liens other than Liens permitted by Section 6.2.3.

SECTION 5.14       Intellectual Property.  Each of the Loan Parties owns or licenses all such Intellectual Property, and has obtained assignments of all licenses and other rights, as the Borrowers consider necessary for or as are otherwise material to the conduct of the business of the Loan Parties as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons.  All Intellectual Property owned or licensed from third Persons described in this Section 5.14 is set forth in Schedule 5.14 (“Intellectual Property”).

SECTION 5.15       Accuracy of Information.  Neither this Agreement nor any document or written statement furnished to the Agent or any of the Lenders by or on behalf of the Loan Parties in connection with the negotiation, execution and delivery of this Agreement or any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

SECTION 5.16       Insurance.  All policies of insurance in effect of any kind or nature owned by or issued to the Loan Parties, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, property and liability insurance, (a) as of the Closing Date are listed in Schedule 5.16 (“Insurance”), (b) are, together with all policies of employee health and welfare and title insurance, in full force and effect, (c) comply in all material respects with the applicable requirements set forth herein and in the Security Documents and (d) are of a nature and provide such coverage as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Loan Parties operate.  No Loan Party provides any of its insurance through self-insurance except as disclosed in Schedule 5.16 and ordinary course insurance deductibles.

SECTION 5.17       Indebtedness.  Other than the Obligations, Subordinated Debt, and other Indebtedness expressly permitted by the terms of this Agreement and the other Loan Documents, there is no other Indebtedness of any of the Loan Parties as of the Closing Date.

SECTION 5.18       Environmental Matters.  The Loan Parties are in compliance in all material respects with all applicable Environmental Laws except where failure to comply could not reasonably be expected to result in a Material Adverse Change or to give rise to any environmental Lien, and there are no conditions or circumstances associated with the currently or previously owned, operated, used or leased properties or current or past operations of the Loan Parties or any predecessor interest of the Loan Parties, which may give rise to Environmental Liabilities and Costs which could reasonably be expected to result in a Material Adverse Change or which may give rise to any environmental Lien.

SECTION 5.19       No Burdensome Agreements.  No Loan Party is a party to or has assumed any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to result in a Material Adverse Change.

SECTION 5.20       Consents.  The Loan Parties have all material permits and governmental consents and approvals necessary under Requirements of Law or, in the reasonable business judgment of the Borrowers, deemed advisable under Requirements of Law, in connection with the transactions contemplated hereby or the ongoing business and operations of each Borrower and its Subsidiaries subsequent to the Acquisition.

SECTION 5.21       Contracts.  Set forth in Schedule 5.21 is an accurate and complete list of all Contractual Obligations of the Loan Parties required to be filed with the Securities and Exchange Commission with the filing of the Holdings’ Form 10-K for its Fiscal Year ending December 31, 2004 (such contracts, herein “Material Contracts”).  Each such Contractual Obligation is in full force and effect in accordance with the terms thereof.  There are no defaults by any Loan Party or, to the Borrower’s knowledge after due inquiry, any other default in existence under any such Contractual Obligations.

SECTION 5.22       Employment Agreements.  Set forth in Schedule 5.22 (“Employment Contracts”) is a complete and accurate list of each employment agreement with any senior officer or senior manager to which any Loan Party is a party, or by which it is bound.

SECTION 5.23       Condition of Property.  All of the assets and properties owned by, leased to or used by any Loan Party material to the conduct of their business are in adequate operating condition and repair, ordinary wear and tear excepted, and are free and clear of known defects except for defects which do not substantially interfere with the use thereof in the conduct of normal operations.

SECTION 5.24       Subsidiaries.  There are no Subsidiaries of any Borrower as of the Closing Date, except as set forth on Schedule 5.24.

SECTION 5.25       Trade Relations.  There exists no actual or, to the best of the Borrowers’ knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of any Loan Party with any customer or group of customers of the Borrowers or any supplier of goods or services to any Loan Party which could reasonably be expected to result in a Material Adverse Change.

SECTION 5.26       Leases.  Schedule 5.26 (“Existing Leases”) sets forth all of the existing leases of each Loan Party, and no Loan Party is in default under or respect to any such existing leases or any other lease of real or personal property entered into by such Loan Party in the ordinary course of business.

ARTICLE 6
COVENANTS

SECTION 6.1         Affirmative Covenants.  The Borrowers agree that until the Commitments have terminated and all Obligations (other than Obligations that expressly survive the termination of this Agreement pursuant to Section 9.5) have been paid and performed in full, the Borrowers will perform the Obligations set forth in this Section 6.1.

SECTION 6.1.1      Financial Information, Etc.  The Borrowers’ Representative will furnish, or will cause to be furnished, to each Lender and to the Agent copies of the following financial statements, reports and information:

(a)         (i) promptly when available and in any event on or prior to December 15, 2005, with respect to Borrowers’ Fiscal Year ending December 31, 2004, and within ninety (90) days after the close of each Fiscal Year thereafter, commencing with Borrowers’ Fiscal Year ending December 31, 2005, a consolidated balance sheet and a consolidating balance sheet for the Borrowers and their Subsidiaries at the close of such Fiscal Year, and related consolidated and consolidating statements of operations, retained earnings, and cash flows for such Fiscal Year, of the Borrowers and their Subsidiaries (with comparable information at the close of and for the prior Fiscal Year), in each case certified (in the case of consolidated statements) without qualification (except that the certification with respect to the financial statements for Borrowers’ Fiscal Year ending December 31, 2004 may be subject to a going concern qualification) by its certified public accountants existing on the Closing Date, or other independent public accountants reasonably satisfactory to the Agent, which statements shall be delivered together with a report from management of the Borrowers containing a description of projected business prospects (including capital expenditures) and management’s discussion and analysis of financial condition and results of operation of the Borrowers and their Subsidiaries; and (ii) promptly when available and in any event within thirty (30) days after the close of each Fiscal Year, a Compliance Certificate calculated as of the computation date at the close of such Fiscal Year; and

(b)         promptly when available and in any event within thirty (30) days after the close of each calendar month of each Fiscal Year a consolidated balance sheet and a consolidating balance sheet for the Borrowers and their Subsidiaries at the close of such month, and consolidated and consolidating statements of operations, retained earnings, and cash flows for such month and for the period commencing at the close of the previous Fiscal Year and ending with the close of such month, of the Borrowers and their Subsidiaries (with comparable information at the close of and for the corresponding month of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year and with comparable information set forth in the Projections for the relevant period), certified by the Senior Financial Officer of the Borrowers’ Representative, together with (x) a description of projected business prospects (including Consolidated Capital Expenditures), and (y) an explanation of any variation greater than five percent (5%) from the Projections as updated in accordance with clause (f) of this Section 6.1.1; and

(c)         within thirty (30) days after the close of each Fiscal Month and forty-five (45) days after the close of each Fiscal Quarter, a Compliance Certificate calculated as of the close of such Fiscal Month or Fiscal Quarter and a brief report containing management’s discussion and analysis of the financial condition and results of operations of the Borrowers and their Subsidiaries (together with a report from management of the Borrowers containing management’s discussion and analysis of any changes compared to prior results and the Projections as updated in accordance with clause (f) of this Section 6.1.1);

(d)         as soon as available, but in any event, not later than fifteen (15) days after Holdings’ audit committee has reviewed the same, copies of all final detailed financial and management reports submitted to the Borrowers by their independent public accountants in connection with each annual or interim audit made by such independent public accountants of the books of the Borrowers and their Subsidiaries;

(e)         within ten (10) days after the end of each Fiscal Year of the Borrowers, (i) a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and containing such additional information as the Agent or any Lender may reasonably request, and (ii) written evidence of payment of all premiums with respect to each policy of such insurance;

(f)          when approved by Holdings’ board of directors but no later than January 31 of each Fiscal Year of the Borrowers, updates to the Projections containing projected balance sheets, statements of operations and changes in cash flows of the Borrowers and their Subsidiaries prepared on a consolidated basis for such Fiscal Year and each of the three (3) Fiscal Years (but in no event beyond the end of Fiscal Year 2008) thereafter, prepared on a monthly basis for the upcoming Fiscal Year and on an annual basis for such Fiscal Years thereafter, together with (A) supporting details and a statement of underlying assumptions, (B) a report from management of the Borrowers containing management’s discussion and analysis of the projected financial condition and results of operations of the Borrowers’ and their Subsidiaries, (C) projected trends of business and (D) a detailed schedule of Capital Lease Obligations and outstanding Indebtedness;

(g)         promptly after approval by the Borrowers’ boards of directors (or comparable body), any updates or revisions to any business plan described in the preceding clause (f) of this Section 6.1.1;

(h)         promptly upon the sending or filing thereof, copies of all reports that any Borrower or any of its Subsidiaries sends to its security holders generally, and copies of all reports and registration statements that any Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(i)          on or before the twentieth (20th) day of each calendar month (or more frequently as Agent may require), a completed Borrowing Base Certificate accurate as of the last day of the immediately preceding calendar month together with all supporting schedules including but not limited to accounts receivable agings, schedule of cross-aging, schedule of credits, schedule of contra accounts, schedule detailing any other ineligible accounts, reconciliation of accounts receivable aging to general ledger, schedule of type, dollar value and location of inventory, reconciliation of perpetual inventory to general ledger, including general ledger trial balance, and listing of supporting documentation for all inventory reserves;

(j)          on or before the fifteenth (15th) day of each calendar month, an accounts payable aging certified by a Senior Financial Officer of the Borrowers to be true, correct and complete;

(k)         upon request from Agent, made at any time hereafter and, in any event, with the last borrowing Base Certificate delivered in each Fiscal Year, a current Account Debtor name and address list;

(l)          such other information with respect to the financial condition, business, property, assets, revenues and operations of each Borrower or any Subsidiary as any Lender may from time to time reasonably request.

SECTION 6.1.2      Maintenance of Corporate Existence, Etc.  Except as permitted by Section 6.2.10, the Borrowers will cause to be done at all times all things necessary to maintain and preserve the corporate existences of each Borrower and each Subsidiary.

SECTION 6.1.3      Foreign Qualification.  The Borrowers will, and will cause each Subsidiary to, cause to be done at all times all things necessary to be duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the failure to so qualify could result in a Material Adverse Change.

SECTION 6.1.4      Payment of Taxes, Etc.  The Borrowers will, and will cause each Subsidiary to, pay and discharge, as the same become due and payable, (a) all Charges against it or on any of its property, as well as claims of any kind which, if unpaid, could reasonably be expected to become a Lien upon any one of its properties, and (b) all lawful claims for labor, materials, supplies, services or otherwise before any thereof become a default; provided, however, that the foregoing shall not require any Borrower or any such Subsidiary to pay or discharge any such Charge or claim so long as it shall be diligently contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

SECTION 6.1.5      Insurance.  In addition to any insurance required to be maintained pursuant to any other Loan Document, the Borrowers will, and will cause each Subsidiary to, maintain or cause to be maintained (a) insurance with respect to its properties and business against such casualties, contingencies and liabilities and of such types and in such amounts as is acceptable to the Agent and the Lenders and will furnish to the Agent, annually at the policy renewal date, a certificate of an Authorized Officer setting forth the nature and extent of all insurance maintained by the Borrowers and their Subsidiaries in accordance with this Section 6.1.5, and (b) the policies referred to in Section 4.1.12.  Each such policy shall be issued by an insurance company with a Best’s rating of “A” or better (“B+” or better, in the case of Lumbermen’s Underwriting Alliance) and a financial size category of not less than XII, shall be in effect on the Closing Date, and the premiums for each such policy shall be paid as such premiums shall come due.  All policies of casualty insurance shall contain an endorsement, in the form submitted to the Borrowers’ Representative by the Agent, showing loss payable to the Agent for its benefit and the ratable interests of the Lenders, as their interests may appear.  All policies of liability insurance, including, without limitation, all primary and umbrella liability policies, shall name the Agent and the Lenders as additional insured.  The Borrowers shall retain all the incidents of ownership of the insurance maintained pursuant to this Section 6.1.5, but shall not borrow upon or otherwise impair its right to receive the proceeds of such insurance, other than customary financing of annual premiums.

SECTION 6.1.6      Notice of Default, Litigation, Etc.  The Borrowers’ Representative will give prompt written notice (with a description in reasonable detail) to the Agent and the Lenders of:

(a)         the occurrence of any Default;

(b)         the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed in writing by the Borrowers to the Lenders which has been instituted or, to the knowledge of any Borrower, is threatened against, any Loan Party or to which any of its properties, assets or revenues is subject which, if adversely determined, could reasonably be expected to result in a Material Adverse Change;

(c)         any material development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by any Borrower to the Lenders pursuant to Section 5.7 which could reasonably be expected to result in a Material Adverse Change;

(d)         the occurrence of any other circumstance which could reasonably be expected to result in a Material Adverse Change;

(e)         the occurrence of any Loss; and

(f)          the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan (and a statement of a Senior Financial Officer describing such event and the action, if any, that any Borrower or any Commonly Controlled Entity has taken and proposes to take with respect thereto), or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Pension Plan, the institution of proceedings or the taking of any other action by the PBGC or any Borrower or any Commonly Controlled Entity or Subsidiary or any Multiemployer Pension Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Pension Plan, or the receipt of notice by any Loan Party or any Commonly Controlled Entity that the institution of any such proceedings or the taking of any such action is under consideration or anticipated, the institution of any proceedings or other action by the Internal Revenue Service or the Department of Labor with respect to the minimum funding requirements of any Pension Plan, or the receipt of notice by any Loan Party or any Commonly Controlled Entity that the institution of any such proceedings or the taking of any such action is under consideration or anticipated, the occurrence or expected occurrence of any event which could result in the incurrence of unpredictable contingent event benefits under Section 302 of ERISA or Section 412 of the IRC with respect to any Pension Plan, any event or condition which could increase the liability of any Loan Party or any Commonly Controlled Entity with respect to post-retirement welfare benefits under any Plan, or the occurrence of any other event or condition with respect to any Plan which could subject the Borrower or any Subsidiary (directly or indirectly) to any tax, penalty, lien or liability under Title I or Title IV of ERISA, Section 404 or 419 and Chapter 43 of the IRC, or any other applicable laws, and in each case, such event or condition, together with all other events or conditions, if any, could subject any Loan Party (directly or indirectly) to any tax, fine, penalty, lien or other liabilities in amounts which in the aggregate could result in a Material Adverse Change.  The Borrowers will deliver to each of the Lenders a true and complete copy of each annual report (Form 5500) of each Plan (other than a MultiEmployer Plan) required to be filed with the Internal Revenue Service, promptly after the filing thereof; and

(g)         the condemnation or threat of condemnation with respect to any property used or necessary in the conduct of the business of any Loan Party.

SECTION 6.1.7      Books and Records.  The Borrowers will, and will cause each Subsidiary to, keep books and records reflecting all of its business affairs and transactions in accordance with GAAP and permit the Agent and each Lender or any of their respective representatives, at reasonable times and reasonable intervals (upon one Business Day’s notice if no Event of Default exists and without notice if an Event of Default exists) to visit all of its offices, to discuss its financial matters with its officers and independent public accountants and to examine (and, at the expense of the Borrowers, photocopy extracts from) any of its books or other corporate records.  The Agent may conduct all such field audits of all Inventory and Accounts of each Borrower as the Agent may reasonably request, all at reasonable times and upon advance notice to Borrowers’ Representative if no Event of Default exists and without notice if an Event of Default exists, all such field audits to be conducted by internal auditors of the Agent or of outside auditors engaged by the Agent, and in form and substance reasonably satisfactory to the Agent and at such intervals as Agent shall determine.  Any Lender may accompany the Agent on any such field audit at such Lender’s expense.  The Borrowers shall pay any fees and expenses incurred by Agent and Lenders in connection with the exercise of their rights hereunder; provided that with respect to field audits the following sentence shall apply.  With respect to field audits conducted by Agent pursuant hereto based on a one hundred twenty (120) day audit cycle (which may be increased, in Agent’s discretion, whenever an Event of Default exists), Borrowers shall reimburse Agent on demand the sum of $850.00 per auditor per day plus out-of-pocket expenses.

SECTION 6.1.8      Maintenance of Properties, Etc.  The Borrowers will maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, all of their material properties (real and personal and including all intangible assets), except obsolete properties which are not used or necessary in the conduct of its business, in good working order and condition, ordinary wear and tear excepted.

SECTION 6.1.9      Maintenance of Licenses and Permits.  The Borrowers will maintain and preserve, and will cause each of their Subsidiaries to maintain and preserve, all material Intellectual Property, rights, permits, licenses, approvals and privileges issued under or arising under any Requirements of Law.

SECTION 6.1.10    Employee Plans.  The Borrowers will, and will cause each of their Subsidiaries to, comply in all material respects with the provisions of ERISA and the IRC which are applicable to any of the Plans.

SECTION 6.1.11    Compliance with Laws.  The Borrowers will, and will cause each of their Subsidiaries to, comply in all material respects with all applicable Requirements of Law, subject to the matters set forth in Schedule 5.6.  Holdings will cause all reports described on Schedule 5.6 to be filed with the Securities and Exchange Commission on or prior to December 15, 2005.

SECTION 6.1.12    Real Estate.  If the Borrowers or any of its Subsidiaries shall own, or acquire, a fee or leasehold interest in real estate either on the Closing Date or subsequent thereto, then, the applicable Borrower or such Subsidiary, as the case may be, will execute in favor of Agent a negative pledge agreement in regard thereto.

SECTION 6.1.13    Subsidiary Guaranty, etc..  The Borrowers shall cause each of their Subsidiaries now existing or hereafter formed or acquired to become a party to a Subsidiary Guaranty, a Subsidiary Security Agreement and a Security Pledge Agreement, and to enter into such other agreements as the Agent shall reasonably request with respect thereto and as required under the laws of the applicable jurisdiction and to provide an opinion of counsel to such Subsidiary with respect thereto.

SECTION 6.1.14    Inventory Appraisals.  Promptly, upon their receipt of notice thereof from Agent, which notice may be given by Agent at any time that either (i) an Event of Default exists or (ii) any Inventory Advances are outstanding, Borrowers shall, at their own expense, obtain an appraisal of their inventory from an independent appraiser selected or approved by, Agent using an appraisal methodology required or approved by Agent.  For purposes hereof, Loans shall be considered made, first, against Eligible Accounts and, then, against Eligible Inventory (and repayments of Loans shall be considered made vice versa).  In such regard, any Loans outstanding made against Eligible Inventory shall be considered as “Inventory Advances.”

SECTION 6.2         Negative Covenants.  The Borrowers agree that until all Commitments have terminated and all Obligations (other than Obligations that expressly survive the termination of this Agreement pursuant to Section 9.5) have been paid and performed in full, the Borrowers will perform the Obligations set forth in this Section 6.2.

SECTION 6.2.1      Business Activities.  The Borrowers will not, and will not permit any Subsidiary to, engage in any business activity, except those in which a Borrower and its Subsidiaries are engaged on the Closing Date and such activities as may be incidental or related thereto.

SECTION 6.2.2      Indebtedness.  The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness other than:

(a)         Indebtedness in respect of the Loans, Letters of Credit and other Obligations;

(b)         obligations that constitute Indebtedness solely by virtue of being secured by Liens permitted under Section 6.2.3;

(c)         Indebtedness in respect of liabilities resulting from (i) endorsements of negotiable instruments in the ordinary course of business; and (ii) surety bonds issued for the account of any Borrower or any of its Subsidiaries in the ordinary course of business;

(d)         Indebtedness existing on the Closing Date and secured by Liens set forth on Schedule 5.13 (“Existing Liens”);

(e)         unsecured Indebtedness in respect of trade accounts payable arising from time to time in the ordinary course of business;

(f)          Subordinated Debt;

(g)         Capitalized Lease Liabilities and Purchase Money Indebtedness, in addition to the Indebtedness permitted under clause (d) of this Section 6.2.2, in an amount not to exceed $2,000,000 in the aggregate at any time outstanding; and

(h)         Indebtedness arising from repurchase obligations owed to floor plan lenders and dealers in the ordinary course of business;

(i)          intercompany Indebtedness and intercompany lease obligations among Borrowers;

(j)          Indebtedness under workers’ compensation self-insurance; and

(k)         other Indebtedness (in addition to that described in the preceding clauses (a) through (j) in principal amount not in excess of $250,000 (as to all Borrowers combined) at any time.

SECTION 6.2.3      Liens.  The Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)         Liens in favor of the Agent or the Lenders granted pursuant to any Loan Document;

(b)         Liens evidencing rights of lessors in leased equipment and/or purchase money liens on specific items of equipment (so long as such purchase money Liens secure only Indebtedness permitted pursuant to Section 6.2.2(d) and Section 6.6.2(g)), and any extensions, renewals or replacements of any such Liens, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

(c)         Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable with penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d)         Liens of carriers, warehousemen, mechanics, and materialmen incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the forfeiture or sale of the asset subject to such Lien) and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(e)         Liens (other than Liens arising under ERISA or Section 412(n) of the Code) incurred in the ordinary course of business in respect of deposits made in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

(f)          typical restrictions imposed by licenses and leases of software (including location and transfer restrictions);

(g)         judgment Liens with respect to judgments to the extent such judgments do not constitute an Event of Default described in Section 7.1.9;

(h)         Liens which arise by operation of law under Article 2 of the UCC in favor of unpaid sellers of goods, or Liens in items or any accompanying documents or proceeds arising by operation of law under Article 4 of the UCC in favor of a collecting bank; and

(i)          easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of property, which do not materially detract from the value of such property or impair the use thereof.

SECTION 6.2.4      Financial Condition.  The Borrowers hereby covenant and agree as set forth below:

(a)         Leverage Ratio.  The Borrowers will not permit the Leverage Ratio with respect to the twelve consecutive month period ending on the last day of any Fiscal Month of any Fiscal Year to be greater than 4.00:1.00.

(b)         Fixed Charge Coverage Ratio.  The Borrowers will not permit the Fixed Charge Coverage Ratio with respect to the twelve consecutive month period ending on the last day of any Fiscal Month of any Fiscal Year to be less than 1.10:1.00.

Notwithstanding the foregoing, if and so long as average daily Working Capital Facility Availability, determined as of the last day of each Fiscal Month for the one month period ending on such date, equals or exceeds Minimum Excess Availability, failure of Borrowers to comply with the covenants set forth in this Section 6.2.4 shall not constitute an Event of Default; provided, however, that (i) Borrowers shall continue to provide calculations of such financial covenants in each Compliance Certificate delivered to Agent pursuant to Section 6.1.1 and (ii) the financial covenant set forth at Section 6.2.4(a) shall continue to apply for purposes of determining Applicable Margin.

SECTION 6.2.5      Capital Expenditures.  The Borrowers will not, and will not permit any Subsidiary to, make or commit to make any Consolidated Capital Expenditures, except that the Borrowers and their Subsidiaries may make Consolidated Capital Expenditures during the period from the Closing Date through December 31, 2005 in an aggregate amount not to exceed Two Million Dollars ($2,000,000) and during the 2006 Fiscal Year and each Fiscal Year thereafter in an aggregate amount not to exceed Four Million Dollars ($4,000,000) plus in the 2005 Fiscal Year and/or 2006 Fiscal Year additional Consolidated Capital Expenditures in an aggregate amount as to both such Fiscal Years combined not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000) solely in connection with a Borrower’s purchase of the Junction City Property.

SECTION 6.2.6      Investments.  The Borrowers will not, and will not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person except:  (a) Cash Equivalent Investments; (b) deposits for utilities, security deposits under leases and similar prepaid expenses; (c) accounts receivable arising in the ordinary course of business; (d) loans or advances made to employees for salary, commissions, travel or the like, made in the ordinary course of business, not to exceed, in aggregate amount at any time outstanding, the sum of $500,000 as to all Borrowers combined; (e) intercompany investments among Borrowers, (f) Investments consisting of deposit accounts of the Borrowers and their Subsidiaries maintained with banks in the ordinary course of business; and (g) other Investments not to exceed, in aggregate amount at any time outstanding, the sum of $500,000 as to all Borrowers combined.

SECTION 6.2.7      Restricted Payments, Etc.  The Borrowers will not (a) apply, or permit any Subsidiary to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of Stock (now or hereafter outstanding) of any Borrower or any rights, options or warrants to subscribe for or purchase any shares of any class of Stock of any Borrower, or make any deposit for any of the foregoing except that Holdings may accept Stock for payment of shares underlying its options or (b) declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of Stock (now or hereafter outstanding) of any Borrower or on any warrants, options or other rights in respect of any class of Stock (now or hereafter outstanding) of any Borrower unless (a) for a period of thirty (30) days prior to the payment of any such dividend or distribution and after giving effect thereto, average Working Capital Facility Availability is in an amount at least equal to Minimum Excess Availability and (b) no Default or Event of Default has occurred and is continuing or would result therefrom.

SECTION 6.2.8      Take or Pay Contracts; Sale/Leasebacks.

(a)         The Borrowers will not, and will not permit any Subsidiary to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by a Borrower or such Subsidiary regardless of whether or not such materials, supplies, other properties or services are delivered or furnished to it; and

(b)         The Borrowers will not enter into, or permit any Subsidiary to enter into, any arrangement with any Person providing for the leasing by a Borrower or one or more Subsidiaries of any property or assets, which property or assets has been or is to be sold or transferred by a Borrower or such Subsidiary to such Person.

SECTION 6.2.9      Consolidation, Merger, Subsidiaries, Etc.

(a)         The Borrowers will not, and will not permit any Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division or business unit thereof) or otherwise make or agree to make acquisitions, except for a merger, reorganization or consolidation of NRV with or into CCI or of CCI with or into NRV or of NRV or CCI with or into Holdings; and

(b)         The Borrowers will not, and will not permit any Subsidiary to, create any Subsidiary or transfer any assets to any Subsidiary.

SECTION 6.2.10    Asset Dispositions, Etc.  The Borrowers will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets to any Person, unless (a) such disposition constitutes a disposition of obsolete or retired equipment not used in the business of any Borrower and its Subsidiaries, (b) such disposition constitutes a transfer of Inventory in the ordinary course of business, (c) such disposition constitutes the sale of Inventory in the ordinary course of the Borrower’s business, (d) such disposition is among Borrowers or (e) such disposition constitutes the grant of a non-exclusive license relating to a Borrower’s Intellectual Property in the ordinary course of business.

SECTION 6.2.11    Modification of Organic Documents, Etc.  The Borrowers will not consent to any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, the Organic Documents of any Borrower if such amendment supplement or other modification could reasonably be expected to result in a Material Adverse Change.

SECTION 6.2.12    Transactions with Affiliates.  The Borrowers will not, and will not permit any Subsidiary to, enter into, or cause, suffer or permit to exist (a) any management contract or arrangement, consulting agreement or arrangement, contract or arrangement relating to the allocation of revenues, expenses or similar contract or arrangement requiring any payments to be made by the Borrowers or any Subsidiary to any Affiliate (other than employment agreements with employees of a Borrower or Subsidiary entered into in the ordinary course of business), or (b) any other transaction, arrangement or contract with any of its other Affiliates which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

SECTION 6.2.13    Inconsistent Agreements.  The Borrowers will not, and will not permit any Subsidiary to, enter into any material agreement containing any provision which would be violated or breached in any material respect by any Loan or by the performance by any Borrower or any Subsidiary of its obligations hereunder or under any Loan Document.

SECTION 6.2.14    Change in Accounting Method.  The Borrowers will not, and will not permit any Subsidiary to, make any change in accounting treatment and reporting practices except as required by GAAP.

SECTION 6.2.15    Change in Fiscal Year End.  The Borrowers will not change their Fiscal Year end.

SECTION 6.2.16    Compliance with ERISA.  The Borrowers will not, and shall not permit any Subsidiary to, take or fail to take any action with respect to a Plan, including, but not limited to, establishing, amending, or terminating or withdrawing from any Plan, engaging in any prohibited transaction (within the meaning of Section 4975 of the IRC or Section 406 or ERISA), or causing any occurrence of any Reportable Event, or permitting to exist any accumulated funding deficiency (as defined in Section 412 of the IRC or Section 302 of ERISA), or engaging or failing to engage in any other activity which could result in any liabilities under the IRC, ERISA, or any other applicable law which individually or in the aggregate could result in a Material Adverse Change, without first obtaining the Required Lenders’ written approval.

SECTION 6.2.17    Amendments to Certain Agreements.  The Borrowers will not, and shall not permit any Subsidiary to, amend, restate or otherwise modify any Material Contracts other than those agreements (if any) constituting sales contracts, which a Borrower or any Subsidiary may modify in the ordinary course of its business in a manner that would not result in a Material Adverse Change.

SECTION 6.2.18    Modification of Subordinated Debt.  The Borrowers shall not amend or modify, or consent to any amendment or modification of, any of the terms of any Subordinated Debt.

SECTION 6.2.19    Prohibition on Prepayment of Subordinated Debt.  The Borrowers shall not and shall not permit any Subsidiary to prepay, redeem, purchase, defease or otherwise satisfy prior to the final scheduled maturity thereof in any manner (including by setoff or otherwise), or make any payment in violation of any subordination terms of, the Subordinated Debt.

ARTICLE 7
EVENTS OF DEFAULT

SECTION 7.1         Events of Default.  The term “Event of Default” shall mean any of the events set forth in this Section 7.1.

SECTION 7.1.1      Non-Payment of Obligations.  Any Borrowers shall default:  (a) in the payment or prepayment when due of any principal of any Loan; or (b) in the payment when due of the interest payable in respect of any Loan, the fees provided for in Section 2.3 hereof or any other Obligations and such default shall continue unremedied for a period of three (3) Business Days.

SECTION 7.1.2      Non-Performance of Certain Covenants.  Any Borrower shall default in the due performance and observance of any of its obligations under Section 3.3,  Section 6.1.1, Section 6.1.2, Section 6.1.4, Section 6.1.5, Section 6.1.6, Section 6.1.7, Section 6.1.8, Section 6.1.10, Section 6.1.11, Section 6.1.12, Section 6.1.13, Section 6.1.14, or Section 6.2.

SECTION 7.1.3      Defaults Under Other Loan Documents; Non-Performance of Other Obligations.  Any “Event of Default” shall occur under the other Loan Documents; or any Loan Party or Guarantor shall default in the due performance and observance of any other obligation, covenant or agreement contained herein or in any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after the sooner to occur of receipt of notice of such default from Agent or the date on which such default first becomes known to Borrowers.

SECTION 7.1.4      Bankruptcy, Insolvency, Etc.  Any Loan Party or any Guarantor shall:

(a)         become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

(b)         apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for itself or any of its property, or make a general assignment for the benefit of creditors;

(c)         in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for itself or for a substantial part of its property and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days;

(d)         permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, and, if such case or proceeding is not commenced by the Loan Party, such case or proceeding shall be consented to or acquiesced in by the Loan Party or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or

(e)         take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 7.1.5      Breach of Warranty.  Any representation or warranty of any Loan Party or any Guarantor hereunder or in any other Loan Document or in any other writing furnished by or on behalf of any Loan Party to the Agent or any Lender for the purposes of or in connection with this Agreement or any such Loan Document is or shall be incorrect when made.

SECTION 7.1.6      Default on Other Indebtedness, Etc.  (a) Any Indebtedness of any Loan Party or any Guarantor in an aggregate principal amount exceeding Five Hundred Thousand Dollars ($500,000) (i) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (ii) shall not be paid as and when the same becomes due and payable including any applicable grace period; or (b) there shall occur and be continuing any event which constitutes an event of default under any Instrument relating to any Indebtedness of any Loan Party in an aggregate principal amount exceeding Five Hundred Thousand Dollars ($500,000) the effect of which is to permit the holder or holders of such Indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause such Indebtedness to become due prior to its stated maturity.

SECTION 7.1.7      Failure of Valid, Perfected Lien.  Agent’s Lien in the Collateral, and all proceeds thereof, securing the Obligations shall cease to be valid or perfected at any time after the Closing Date, or shall, except as expressly contemplated by the Loan Documents, cease to be a first-priority security interest, except to the extent any failure to be perfected or to be a first priority security interest, arises as a result of the Agent failing to file continuation statements under the Uniform Commercial Code or inadvertently filing termination statements under the Uniform Commercial Code.

SECTION 7.1.8      Employee Plans.  Any of the following events shall occur with respect to any Plan:  (i) any Person shall engage in any “prohibited transaction” (as defined in

Section 406 of ERISA or Section 4975 of the Code) involving any Plan and such “prohibited transaction” could result in a Material Adverse Change, (ii) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) a notice of intent to terminate any Single Employer Plan for purposes of Title IV of ERISA is issued by the plan administrator thereof without the prior written consent of the Required Lenders, or the PBGC shall commence proceedings to terminate any Single Employer Plan, (v) any Loan Party or any Commonly Controlled Entity shall, or in the opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan, (vi) any Loan Party or any Commonly Controlled Entity shall fail to make any quarterly installment payment to a Pension Plan required under Section 302(e) of ERISA or Section 412(m) of the Code, (vii) any Loan Party or any Commonly Controlled Entity shall fail to make any contribution to a Multiemployer Plan which is required under ERISA, the Code or applicable collective bargaining agreements, or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could subject any Loan Party (directly or indirectly) to any tax, penalty or other liabilities under Title I or Title IV of ERISA, Section 404 or 419 and Chapter 43 of the IRC or any other applicable law which in the aggregate could result in a Material Adverse Change.

SECTION 7.1.9      Judgments.  A final judgment which, with other such outstanding final judgments against the Loan Parties and Guarantors (in each case to the extent not covered by insurance), exceeds an aggregate of Five Hundred Dollars ($500,000), shall be entered against any Loan Party or any Guarantor and, within thirty (30) days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal, or, within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged.

SECTION 7.1.10    Loss of Permits, Etc.  The expiration, loss, termination, cancellation, revocation, forfeiture, suspension, diminution, impairment of or failure to renew any Intellectual Property, right, permit, license or approval, which could result in a Material Adverse Change; or the entry of any order of a court enjoining, restraining or otherwise preventing any Loan Party or Guarantor from conducting all or any material part of its business affairs; or the cessation of business or dissolution of any Loan Party or Guarantor.

SECTION 7.1.11    Delisting.  The Stock of Holdings ceases to be listed for trading on the New York Stock Exchange.

SECTION 7.2         Action if Bankruptcy.  If any Event of Default described in Section 7.1.4 shall occur, the outstanding principal amount of all outstanding Loans and all other Obligations automatically shall be and become immediately due and payable, without notice or demand, and the Borrowers will deposit with the Agent, as cash collateral, an amount equal to the aggregate undrawn face amount of all Letters of Credit, which amount automatically shall become immediately due and payable by the Borrowers and to the extent paid by the Borrowers shall constitute a prepayment under this Agreement, and the Agent may exercise any and all rights and remedies available under this Agreement or any other Loan Document, or available at law or in equity, at any time, in any order and in any combination.

SECTION 7.3         Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 7.1.4) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent may, and upon the direction of the Required Lenders, shall (a) declare all or any portion of the outstanding principal amount of the Loans to be due and payable and any or all other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and any and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment, (b) demand that the Borrowers deposit with the Agent, as cash collateral, an amount equal to the aggregate undrawn face amount of all Letters of Credit, which amount shall become immediately due and payable by the Borrowers and to the extent paid by the Borrowers shall constitute a prepayment under this Agreement, and (c) to the extent permitted under any Letter of Credit, require the beneficiary thereof to draw upon the undrawn face amount thereof, and the Agent may exercise any and all rights and remedies available under this Agreement or any other Loan Document, or available at law or in equity, at any time, in any order and in any combination.

SECTION 7.4         Application of Proceeds Following Default. Notwithstanding anything to the contrary set forth in this Agreement, following the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 7.3, all proceeds of Collateral and other payments made by the Borrowers or any Guarantor, or received from any other source, shall be applied as follows:  (a)  first to the payment of all fees and reasonable expenses of the Agent then due hereunder or under any of the other Loan Documents and allocated to the Working Capital Facility until paid in full; (b) second to the payment of all fees and expenses in respect of the Working Capital Facility then due to the Lenders having Commitments hereunder, pro rata based on the outstanding principal balance of each such Lender’s Working Capital Facility Loan until paid in full; (c) third, to pay interest due in respect of the Working Capital Facility Loans, pro rata based on the outstanding principal balance of each such Lender’s Working Capital Facility Loan until paid in full; (d) fourth, to repay principal of the Working Capital Facility Loans, pro rata based on the outstanding principal balance of each such Lender’s Working Capital Facility Loan until paid in full; (e) fifth, to be held by the Agent as cash collateral in an amount up to one hundred five percent (105%) of the then outstanding face amount of all Letters of Credit issued hereunder; (f) sixth, to pay all other Obligations, including all fees, expenses and interest thereon, in accordance with the provisions of subsection (ii) hereof, until all such Obligations are paid in full; and (ii) thereafter, to the Borrowers or such other Person entitled thereto under applicable law.

ARTICLE 8
THE AGENT

SECTION 8.1         Actions.  Each Lender and the holder of each Note authorize the Agent to act on behalf of such Lender or holder under this Agreement and any other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will, subject to the last two sentences of this Section 8.1, comply), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  Each Lender (including, without limitation, UPSC in its capacity as a Lender) agrees (which agreement shall survive any termination of this Agreement) to indemnify the Agent, severally but not jointly, pro rata according to such Lender’s aggregate percentage of the Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Notes, or any other Loan Document, including the reimbursement of the Agent for all out-of-pocket expenses (including reasonable attorneys’ fees actually incurred) incurred by the Agent hereunder or in connection herewith or in enforcing the Obligations of the Borrowers under this Agreement or any other Loan Document, in all cases as to which the Agent is not reimbursed by the Borrowers; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction in a final proceeding to have resulted primarily from the Agent’s gross negligence or willful misconduct.  Notwithstanding any other provision of this Agreement to the contrary, the Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is indemnified to its satisfaction by the Lenders against loss, costs, liability and expense.  If any indemnity in favor of the Agent shall become impaired in any material respect, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

SECTION 8.2         Funding Reliance, Etc.  Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 3:00 p.m., Atlanta, Georgia time, on the day prior to a Borrowing that such Lender will not make available the amount which would constitute its Working Capital Loan Percentage of the Working Capital Facility Loans on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount; provided, however, that the Agent shall have no obligation to do so.  If such amount is made available by such Lender to the Agent on a date after the date of such Borrowing, such Lender shall pay to the Agent on demand interest on such amount at the Federal Funds Rate for the number of days from and including the date of such Borrowing to the date on which such amount becomes immediately available to the Agent, together with such other compensatory amounts as may be required to be paid by such Lender to the Agent pursuant to the Rules for Interbank Compensation of the Council on International Banking or the Clearinghouse Compensation Committee, as the case may be, as in effect from time to time.  A statement of the Agent submitted to any Lender with respect to any amounts owing under this Section 8.2 shall be conclusive, in the absence of manifest error.  If such amount is not in fact made available to the Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Agent shall be entitled to recover such amount, with interest thereon at the rate per annum then applicable to the Loans comprising such Borrowing, within five Business Days after demand, from the Borrowers.

SECTION 8.3         Exculpation.  Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement, the Notes, or any Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence.  The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any certificate or other document delivered in connection herewith or for the authorization, execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, or sufficiency of any of the Loan Documents, the financial condition of the Borrowers or any Subsidiary or the condition or value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any of the Loan Documents, the financial condition of any Borrower or any Subsidiary or the existence or possible existence of any Default.  The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which it believes to be genuine and to have been presented by a proper Person.

SECTION 8.4         Successor.  The Agent may resign as such at any time upon at least thirty (30) days’ prior notice to the Borrowers’ Representative and all Lenders, such resignation not to be effective until a successor Agent is in place.  If the Agent at any time resigns, the Required Lenders may appoint another Lender as a successor Agent which shall thereupon become the Agent hereunder.  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a financial institution reasonably acceptable to the Borrowers organized under the laws of the United States or any state thereof and having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000).  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.

SECTION 8.5         Loans and other Transactions by the Agent and its Affiliates.  The Agent shall have the same rights and powers with respect to (a) the Loans made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates, as any Lender and may exercise the same as if it were not the Agent.  UPSC and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Loan Party or any Person who may do business with or own securities of the any Loan Party, all as if UPSC were not the Agent and without any duty to account therefor to the Lenders.

SECTION 8.6         Credit Decisions.  Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such financial information and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend its Commitments, to make the Loans.  Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 8.7         Copies, Etc.  The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrowers pursuant to the terms of this Agreement.  The Agent will distribute to each Lender each Instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement.  The Agent shall also promptly provide each Lender with true, correct and complete copies of all appraisals and field audit reports conducted with respect to any Collateral and any Borrower.  Notwithstanding anything herein contained to the contrary, all notices and communications to, with or from the Borrowers under this Agreement and the other Loan Documents shall be effected by the Borrowers through the Agent.

ARTICLE 9
MISCELLANEOUS

SECTION 9.1         Waivers, Amendments, Etc.

(a)         The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and, (x) in the case of an amendment or modification, is consented to by the Borrowers and the Required Lenders or (y) in the case of a waiver of any obligation of any Loan Party or of compliance by any Loan Party with any prohibition contained in this Agreement or any other Loan Document, is consented to by the Required Lenders; provided, however, that no such amendment, modification or waiver, or any other agreement with respect to the transactions contemplated hereby:

(i)          which would modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to in writing by each Lender;

(ii)         which would modify this Section 9.1, change the definition of “Required Lenders,” “Borrowing Base,” “Eligible Account,” “Eligible Inventory” or “Inventory Sublimit”; increase the Working Capital Facility Commitment Amount; change any Working Capital Facility Percentage for any Lender; reduce any fees payable to the Lenders described in Article 2 or Article 3; extend the Working Capital Facility Maturity Date; or subject any Lender to any additional obligations shall be made without the written consent of each Lender;

(iii)        which would extend the due date for, or reduce the amount of, any payment or prepayment of principal of or interest on any Loan or any fee or other Obligation (or reduce the principal amount of or rate of interest on any Loan) shall be made without the written consent of each Lender affected thereby;

(iv)        which would subordinate any of the Obligations or any Lien in favor of the Agent to any other Indebtedness or any Lien securing any such Indebtedness shall be made without the written consent of each Lender;

(v)         which would release any Borrower or any Guarantor from liability for all or any part of the Obligations, or which would release the Agent’s security interest in any Collateral with a value in excess of $250,000 in the aggregate for any calendar year, shall be made without the written consent of all Lenders; or

(vi)        which would affect adversely the interests, rights, compensation or obligations of the Agent shall be made without the written consent of the Agent.

(b)         No failure or delay on the part of the Agent, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on any Borrower in any case shall entitle any Borrower to any notice or demand in similar or other circumstances.  No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)         Neither any Lender or the Agent shall be under any obligation to marshal any assets in favor of any Borrower or any other Loan Party or against or in payment of any or all of the Obligations.  Recourse for security shall not be required at any time.  To the extent that any Borrower makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently for any reason invalidated, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

SECTION 9.2         Notices.  All notices hereunder shall be in writing or by telecopy and shall be sufficiently given to the Agent, the Lenders or the Borrowers if addressed or delivered to them at the following addresses:

If to the Lender:	UPS Capital Corporation
35 Glenlake Parkway
Suite 500
Atlanta, GA 30328
Attention: Legal Department
Telecopier No.: (404) 828-3775

with a copy to	King & Spalding, LLP
(which shall not	191 Peachtree Street
constitute notice):	Atlanta, Georgia 30303-1763
Attention: Albert H. Conrad, Jr., Esq.
Telecopier No.: (404) 572-5100

If one or more Borrowers:	National R.V. Holdings, Inc.
3411 North Perris Blvd.
Perris, California 92571
Attention: Chief Financial Officer
Telecopier No.: (951) 943-8498

with a copy to	Heller Ehrman, LLP
(which shall not	Times Square Tower
constitute notice):	7 Times Square
New York, New York 10036
Attention: Stephen M. Davis, Esq.
Telecopier No.: (212) 763-7600

If to a Lender:

In accordance with the notice information set forth on the signature page attached hereto for such Lender or, for Lenders that become Lenders after the Closing Date, in accordance with the notice information set forth in the applicable assignment documentation for such Lender or at such other address as any party may designate to any other party by written notice.  All such notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; when received, if deposited in the mail, postage prepaid; when transmission is verified, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

SECTION 9.3         Costs and Expenses.  The Borrowers agree to pay all reasonable out-of-pocket expenses of the Agent for the negotiation, preparation, execution, and delivery of this Agreement and each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements, terminations, releases or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required (including the reasonable fees and expenses of counsel for the Agent, or of any consultants or other experts retained by the Agent from time to time in connection therewith) whether or not the transactions contemplated hereby are consummated, and to pay all expenses of the Lender (including reasonable fees and expenses of counsel to the Agent, or of any consultants or other experts retained by the Agent) incurred in connection with the preparation and review of the form of any Instrument relevant to this Agreement, the Notes or any other Loan Document.  The Borrowers also agree to pay and hold the Agent and the Lenders harmless from any stamp, documentary, intangibles, transfer or similar taxes or charges, and all recording or filing fees with respect to the Loan Documents or any payments to be made thereunder, and to reimburse the Agent and each Lender upon demand for all out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Agent or such Lender in enforcing the Obligations of the Borrower or any Subsidiary under this Agreement or any other Loan Document or related Document or in connection with any restructuring or “work-out” of any Obligations.  The Agent will provide copies of statements and invoices with respect to such fees and expenses upon request by the Borrowers from time to time.

SECTION 9.4         Indemnification.  In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Commitments, Borrowers hereby, jointly and severally, indemnify, exonerate and hold the Agent and each Lender, their respective successors and assigns, each of their respective officers, directors, employees, partners, attorneys and agents and each of their respective successors and assigns (collectively, the “Lender Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities (including, but not limited to, Environmental Liabilities and Costs), damages and expenses (irrespective of whether such Lender Party is a party to the action for which indemnification hereunder is sought), including attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Lender Parties or any of them or asserted or awarded against the Lender Parties or any of them as a result of, or arising out of, or relating to:

(a)         any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or Letter of Credit (including, without limitation, the Acquisition);

(b)         the use of any of the proceeds of any Loan or Letter of Credit by any Borrower or any of its Subsidiaries or any beneficiary of a Letter of Credit for any other purpose;

(c)         any information furnished by any Loan Party in connection with the syndication of this Agreement;

(d)         the making of any claim by any investment banking firm, broker or third party in each case claiming through any Loan Party or as a result of their relationship to such parties that it is entitled to compensation from the Agent or any Lender in connection with this Agreement;

(e)         the entering into and performance of this Agreement and any other Loan Document by any of the Lender Parties (other than the breach by such Lender Party of this Agreement);

(f)          the existence of any contaminant, in, under, on or otherwise affecting any property owned, used, operated, or leased by any Borrower or any Subsidiary in the past, present, or future or any surrounding areas affected by such property, regardless of whether the existence of the contaminant is related to the past, present, or future operations of any Borrower and its Subsidiaries, or their predecessors in interest or any other Person; any Environmental Liabilities and Costs related to any property owned, used, operated, or leased by any Borrower or any Subsidiary in the past, present, or future; any Environmental Liabilities and Costs related to the past, present, or future operations of any Borrower or any Subsidiaries; any alleged violations of any Environmental Law related to any property owned, used, operated, or leased by any Borrower or any Subsidiary in the past, present, or future; any alleged violations of any Environmental Law related to the past, present, or future operations of any Borrower or any Subsidiaries; the performance of any remedial action that is related to any property owned, used, operated, or leased by any Borrower or any Subsidiaries in the past, present, or future; the performance of any remedial action that is related to the past, present, or future operations of any Borrower or any Subsidiaries; and the imposition of any Lien on any property affected by this Agreement or any of the other Loan Documents arising from any Environmental Liabilities or Costs;

(g)         the breach in any material respect by any Loan Party of any representation or warranty set forth in this Agreement or any Loan Document;

(h)         the failure of any Loan Party to comply in any material respect with any term, condition, or covenant set forth in this Agreement or any Loan Document; or

(i)          any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Agent or any Lender (or any of their respective officers, directors, partners, employees or agents) is a party thereto;

except for any such Indemnified Liabilities arising for the account of a particular Lender Party by reason of the relevant Lender Party’s gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The foregoing indemnity shall become effective immediately upon the execution and delivery hereof and shall remain operative and in full force and effect notwithstanding the consummation of the transactions contemplated hereunder, the repayment of any of the Loans made hereunder, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Lender or the Agent.

SECTION 9.5         Survival.  The obligations of the Borrowers under Sections 2.4, 3.5, 9.3 and 9.4 in each case survive any termination of this Agreement and the payment in full of principal, interest and other amounts payable hereunder and under the Notes and the other Loan Documents.  The representations and warranties made by the Borrowers in this Agreement, the Notes and in each other Loan Document shall survive the execution and delivery of this Agreement, the Notes and each such other Loan Document.

SECTION 9.6         Severability.  Any provision of this Agreement, the Notes or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, the Notes or such other Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.7         Headings.  The various headings of this Agreement, the Notes and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement, the Notes or such other Loan Document or any provisions hereof or thereof.

SECTION 9.8         Counterparts, Effectiveness, Etc.  This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrowers, the Lenders and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective when counterparts hereof executed on behalf of the Borrowers and each Lender shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrowers and each Lender.

SECTION 9.9         Governing Law; Entire Agreement.

(a)         THIS AGREEMENT AND THE NOTES SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF GEORGIA.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.  WITHOUT LIMITATION OF THE FOREGOING, THIS AGREEMENT AMENDS, RESTATES, SUPERSEDES AND REPLACES THAT CERTAIN LOAN AND SECURITY AGREEMENT, DATED AS OF AUGUST 28 2002, BETWEEN UPSC AND BORROWERS, AS AMENDED TO DATE (“EXISTING AGREEMENT”), AND UPON THE FUNDING OF THE INITIAL WORKING CAPITAL FACILITY LOAN UNDER THIS AGREEMENT, THE EXISTING AGREEMENT SHALL BE DEEMED TO BE TERMINATED WITHOUT FURTHER ACTION BY ANY PARTY THERETO, PROVIDED, HOWEVER, THAT THOSE PROVISIONS OF THE EXISTING AGREEMENT WHICH BY THEIR TERMS EXPRESSLY SURVIVE TERMINATION OF THE EXISTING AGREEMENT SHALL CONTINUE IN FULL FORCE AND EFFECT.

(b)         EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY GEORGIA STATE OR FEDERAL COURT SITTING IN ATLANTA, GEORGIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT, AND EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE OR FEDERAL COURT.  EACH BORROWER AGREES THAT SUCH JURISDICTION SHALL BE EXCLUSIVE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING BROUGHT BY IT AGAINST THE AGENT OR ANY LENDER.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF ANY INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(c)         EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO BORROWERS’ REPRESENTATIVE AT ITS ADDRESS SET FORTH IN SECTION 9.2 AND SERVICE SO MADE SHALL BE DEEMED COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE MAILS OF THE UNITED STATES OF AMERICA, OR, AT THE AGENT’S AND/OR ANY LENDER’S OPTION, BY SERVICE UPON CSC THE UNITED STATES CORPORATION COMPANY (OR ANY SUCCESSOR CORPORATION), OR ANY OTHER LIKE ORGANIZATION WHICH EACH

BORROWER IRREVOCABLY APPOINTS AS SUCH BORROWER’S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE WITHIN THE STATE OF GEORGIA.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  EACH BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER AND SHALL NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS.

SECTION 9.10       Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrowers may not assign or transfer their rights or obligations hereunder without the prior written consent of all Lenders; and the rights of sale, assignment and transfer of the Lenders are subject to Section 9.11.

SECTION 9.11       Sale and Transfers, Participations, Etc.

(a)         Any Lender may at any time assign, syndicate or sell to one or more Participants participating interests in any Loan owing to such Lender, any Note held by such Lender, the Commitment of such Lender, any interest of any Lender in any Letter of Credit Obligations or any other interest of Lender under this Agreement and any Loan Document.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  The Borrowers agree that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and continuance of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the approval of the Required Lenders and to the obligations of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 3.7 as if the Participant were a Lender hereunder.  The Borrowers also agree that any Participant shall be entitled to the benefits of (i) Section 9.4 and (ii) Sections 2.5 and 3.5, with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to the Sections referred to in clause (ii) than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred and each Participant shall be subject to the obligations of such Lender set forth in such Sections.  No Lender shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document, other than those items which require the consent of all Lenders hereunder.

(b)         With the consent of the Agent (and prior to the occurrence of an Event of Default, with the consent of the Borrowers’ Representative which shall not be unreasonably withheld or delayed), any Lender may at any time sell to any Purchasing Lender all or any part in a minimum amount of Five Million Dollars ($5,000,000), of its rights and obligations under this Agreement and the Notes pursuant to a Transfer Supplement, executed by such Purchasing Lender, such transferor Lender and the Agent.  Upon (i) such execution of such Transfer Supplement, and (ii) delivery of a fully executed copy thereof to the Borrowers’ Representative, such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement, to the same extent as if it were an original party hereto with an Working Capital Facility Percentage as set forth in such Transfer Supplement, and no further consent or action by the Borrowers, the Lenders or the Agent shall be required.  Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Working Capital Facility Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes.  Upon the consummation of any transfer to a Purchasing Lender pursuant to this paragraph (b), the transferor Lender, the Agent and the Borrowers shall make appropriate arrangements so that, if required, replacement Notes are issued to such transferor Lender and new Notes to the Purchasing Lender in the amount equal to their respective Commitments and outstanding Loans, as appropriately adjusted pursuant to such Transfer Supplement.

(c)         The Agent shall maintain at its address referred to herein a copy of each Transfer Supplement delivered to it and a register (“Register”)for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)         Upon its receipt of a Transfer Supplement executed by a transferor Lender, the Agent and a Purchasing Lender together with payment by such Purchasing Lender to the Agent, for the account of the Agent and not for the account of the Lenders, of a registration and processing fee of Three Thousand Five Hundred Dollars ($3,500), and the Notes subject to such Transfer Supplement, the Agent shall (i) accept such Transfer Supplement, (ii) record the information therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrowers.

(e)         If, pursuant to this Section 9.11, any interest in this Agreement or any Note is transferred to any Participant or Purchasing Lender which is organized under the laws of any jurisdiction other than the United States or any State thereof, the Agent shall cause such Participant or Purchasing Lender, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agent and the Borrowers) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrowers or the transferor Lender with respect to any payments to be made to such Participant or Purchasing Lender in respect of the Loans, (ii) to furnish to the transferor Lender, the Agent and the Borrowers two (2) properly executed original Internal Revenue Service Forms 4224 or 1001 (or any successor forms) and properly executed Internal Revenue Service Forms W-8 and W-9, as the case may be (wherein such Participant or Purchasing Lender claims entitlement to complete exemption from the United States federal withholding tax on all interest payments hereunder and all fees payable under Section 2.3), and (iii) to agree (for the benefit of the transferor Lender, the Agent and the Borrowers) to provide the transferor Lender, the Agent and the Borrowers’ Representative new Internal Revenue Service Forms 4224 or 1001 upon the expiration or obsolescence of any previously delivered form or after the occurrence of any event requiring a change in the most recent forms delivered by it to the transferor Lender, the Agent and the Borrowers, and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Participant or Purchasing Lender, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

(f)          Notwithstanding anything to the contrary set forth in this Section 9.11, (i) any Lender may sell to any of its Affiliates all or any part of its rights and obligations under this Agreement and the Notes, (ii) any Lender may create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Notes held by it) in favor of the Federal Reserve Bank in accordance with Regulation A of the F.R.S. Board, and (iii) upon the occurrence and during the continuance of an Event of Default, any Lender may sell to any Purchasing Lender all or any part of its rights and obligations under this Agreement and the Notes, in the case of clauses (i) and (ii) above, notwithstanding that the Borrowers do not consent to such sale, provided such Lender has obtained the consent of the Agent (which consent shall not be unreasonably withheld or delayed) and otherwise meets the requirements of this Section 9.11.

SECTION 9.12       Other Transactions.  Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any of its Affiliates in which any Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 9.13       Confidentiality.  The Lenders and the Agent shall hold all non-public, proprietary or confidential information (which has been identified as such by the Borrowers) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; however, the Lenders and the Agent may make disclosure of any such information to their examiners, Affiliates, outside auditors, counsel, consultants, operators and other professional advisors in connection with this Agreement or as required by any proposed syndicate member, transferee or participant in connection with the contemplated transfer of any Note, Obligations or Commitments or the contemplating granting of a participation therein, as required or requested by any governmental authority or representative thereof or in connection with the enforcement hereof or of any other Loan Document or pursuant to legal process; provided, however, that any such proposed syndicate member or proposed transferee or participant shall have agreed in writing for the Borrowers’ benefit to be bound by the terms of this Section 9.13.  In no event shall any Lender or the Agent be obligated or required to return any materials furnished to it by the Borrowers or any of their Subsidiaries.

SECTION 9.14       Change in Accounting Principles.  If any changes in accounting principles from those used in the preparation of the financial statements referred to in clause (a)(i) of Section 5.4 hereafter occur as a result of the promulgation of rules, regulations, pronouncements or opinions by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of financial covenants, standards or terms found in this Agreement, the parties hereto agree to enter into negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes with the desired result that the evaluations of the Borrowers’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, that, until the parties hereto have reached a definitive agreement on such amendments the Borrowers shall not change their Fiscal Year and the Borrowers’ financial condition and operations shall continue to be evaluated on the same principles as those used in the preparation of the financial statements referred to in clause (a)(i) of Section 5.4.

SECTION 9.15       Waiver of Jury Trial, Etc.  THE AGENT, THE LENDERS AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE AGENT, SUCH LENDERS OR THE BORROWERS.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND SUCH LENDERS ENTERING INTO THIS AGREEMENT.

SECTION 9.16       Limitation of Liability.  NEITHER THE AGENT, THE LENDERS NOR ANY AFFILIATE THEREOF SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWERS HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON, ANY CLAIM FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES SUFFERED BY ANY BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT, THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREIN, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH.

SECTION 9.17       Usury Savings Clause.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if at any time any rate of interest accruing on any Obligation, when aggregated with all amounts payable by any Loan Party under any of the Loan Documents that are deemed or construed to be interest accrued or accruing on such Obligation under applicable law, exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable to such Lender with respect to such Obligation (each a “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, such rate of interest shall be reduced to the Maximum Lawful Rate; provided that if at any time thereafter such rate of interest accruing on Obligations held by such Lender is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest to such Lender at the Maximum Lawful Rate until such time as the total interest received by such Lender in respect of the Obligations held by it is equal to the total interest which such Lender would have received had interest on all Obligations held by such Lender (but for the operation of this Section 9.17) accrued at the rate otherwise applicable under this Agreement and the other Loan Documents.  Thereafter, interest payable to such Lender in respect of the Obligations held by it shall accrue at the applicable rate set forth in this Agreement or other Loan Documents unless and until such rate again exceeds the Maximum Lawful Rate, in which event this Section 9.17 shall again apply.  In no event, shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had interest been calculated for the full term of this Agreement at the Maximum Lawful Rate.  In the event that the Maximum Lawful Rate is calculated pursuant to this Section 9.17, (a) if required by applicable law, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made, and (b) if permitted by applicable law, the Borrowers and such Lender shall (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Loans so that interest for the entire term of the Loans shall not exceed the Maximum Lawful Rate.  In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 9.17 shall make a final determination that such Lender has received interest in excess of the Maximum Lawful Rate, such Lender shall, to the extent permitted by applicable law, promptly apply such excess, first to any interest due and outstanding under this Agreement and the other Loan Documents, second to any principal due and payable under this Agreement and the Notes, third to the remaining principal amount of the Notes and fourth to other unpaid Obligations held by such Lender, and thereafter shall refund any excess to the Borrowers or as a court of competent jurisdiction may otherwise order.

SECTION 9.18       TM Services.  To the extent that at any time or from time to time hereafter Agent or Lenders arrange for, or give assurances on Borrowers’ behalf in regard to, any TM Services (as hereinafter defined), Borrowers acknowledge and agree that:  (i) neither Agent nor any Lender shall have any duty, obligation or liability whatsoever to any Borrower in respect thereof, including, without limitation, as to (A) their initiation, continuation, suspension or termination, (B) any actions (or omissions) of the party(ies) providing such services or any other Person, or (C) any charges, fees or other costs associated therewith; (ii) if this Agreement is terminated, Borrowers shall cease obtaining all TM Services and if Borrowers shall fail to do so, Agent may do so itself on behalf of Borrowers under the power of attorney granted in the Security Agreement; and (iii) the indemnity of Borrowers granted in Section 9.4 shall extend to and include, without limitation, any cost, damage, loss or expense occasioned by Agent’s or any Lender’s arrangement of, or the giving of assurances in regard to, any TM Services.  As used herein, “TM Services” shall mean all treasury management services, including, without limitation, foreign exchange, automated clearing house (ACH) services, controlled disbursements and wire transfer and deposit actively performed by any financial institutions on behalf of Borrowers.

ARTICLE 10
BORROWING AGENCY

SECTION 10.1       Borrowing Agency Provisions.  If and so long as there are multiple Borrowers, then:

(a)         Each Borrower acknowledges that it together with each other Borrower make up a related organization of various entities constituting a single economic and business enterprise and sharing a substantial identity of interests such that, without limitation, Borrowers render services to or for the benefit of each other, purchase or sell and supply goods to or for or forth benefit of each other, make loans, advances and provide other financial accommodations to or for the benefit of each other (including the payment of creditors and guarantees of Indebtedness), provide administrative and management services to or for the benefit of each other; have centralized accounting, common officers and directors; and a common business enterprise.  Accordingly, and without limitation, any credit or other financial accommodation extended to any one Borrower pursuant hereto will result in direct and substantial economic benefit to each other Borrower, and each Borrower will likewise benefit from the economic benefit to each other Borrower, and the Borrowers, as a group, are applying for credit or other financial accommodations pursuant hereto on a collective basis.

(b)         Each Borrower hereby irrevocably designates Borrowers’ Representative to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowers’ Representative.

(c)         The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely an accommodation to Borrowers and at their specific request.  None of Agent, any Lender or any other Lender Party shall incur any liability to Borrowers as a result thereof.  To induce Agent, the Lenders and each other Lender Party to do so and in consideration thereof, each Borrower hereby indemnifies Agent, Bank and each Lender and each other Lender Party and holds Agent, Bank, each issuer of any Letter of Credit and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent, any Lender or any other Lender Party by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender or any other Lender Party on any request or instruction from Borrowing Representative or any other action taken by Agent, any Lender or any other Lender Party with respect to this Section except due to willful misconduct or gross (not mere) negligence by the indemnified party.

(d)         All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent any Lender or any other Lender Party to any Borrower, failure of Agent or any Lender, or any other Lender Party to give any Borrower notice of borrowing or any other notice, any failure of Agent, any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender or any other Lender Party of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent, any Lender or any other Lender Party to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof.

SECTION 10.2       Waiver of Subrogation.  Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

SECTION 10.3       Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers in accordance with the Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONAL R.V. HOLDINGS, INC., as a Borrower

By:	/s/ Thomas J. Martini
Name: Thomas J. Martini
Title: Chief Financial Officer

NATIONAL R.V., INC., as a Borrower

By:	/s/ Thomas J. Martini
Name: Thomas J. Martini
Title: Treasurer

COUNTRY COACH, INC., as a Borrower

By:	/s/ Thomas J. Martini
Name: Thomas J. Martini
Title: Treasurer

[Signature Page to Credit Agreement]

UPS CAPITAL CORPORATION
as Agent and a Lender

By:	/s/ John P. Holloway
Name: John P. Holloway
Title: Director of Portfolio Management

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit operating division, as a Lender

By:	/s/ Charlie Liles
Name: Charlie Liles
Title: Vice President

Notice Information:

Wells Fargo Bank National Association, acting through its Wells Fargo Business Credit operating division
MAC N2642-060
400 Northridge Road, Suite 600
Atlanta, Georgia 30350
Attention: Portfolio Manager
Facsimile Number: 770-992-4720

With a copy to:

Stephen D. Palmer, Esq.
Greenberg Traurig, LLP
The Forum
3290 Northside Parkway, Suite 400
Atlanta, Georgia 30327
Facsimile Number: 678-553-2261

[Signature Page to Credit Agreement]

Schedule I

Commitments as of Closing Date

UPS Capital Corporation	$15,000,000

Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division	$10,000,000

[Signature Page to Credit Agreement]